UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.__)
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☐	Soliciting Material Pursuant to § 240.14a-12
THE MARCUS CORPORATION
(Name of Registrant as Specified in its Charter)
_______________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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THE MARCUS CORPORATION
100 East Wisconsin Avenue, Suite 1900
Milwaukee, Wisconsin 53202-4125
___________________________
NOTICE OF 2024 ANNUAL MEETING OF SHAREHOLDERS
To Be Held Thursday, May 23, 2024
___________________________
To the Shareholders of
THE MARCUS CORPORATION
NOTICE IS HEREBY GIVEN THAT the 2024 Annual Meeting of Shareholders of THE MARCUS CORPORATION will be held on Thursday, May 23, 2024, at 9:00 A.M., Central Time, online via live webcast, in which you can submit questions and vote online, at www.virtualshareholdermeeting.com/MCS2024 for the following purposes:
1.to elect as directors the ten nominees named in the attached proxy statement;
2.to approve, by advisory vote, the compensation of our named executive officers as disclosed in the attached proxy statement;
3.to ratify the selection of Deloitte & Touche LLP as our independent auditor for our fiscal year ending December 26, 2024; and
4.to consider and act upon any other business that may be properly brought before the meeting or any postponement or adjournment thereof.
Only holders of record of our Common Stock and Class B Common Stock as of the close of business on March 27, 2024, will be entitled to notice of, and to vote at, the annual meeting and any postponement or adjournment thereof. Shareholders may vote online or by proxy. The holders of our Common Stock will be entitled to one vote per share and the holders of our Class B Common Stock will be entitled to ten votes per share on each matter submitted for shareholder consideration. If you are a shareholder and wish to access the virtual 2024 Annual Meeting of Shareholders, please visit: www.virtualshareholdermeeting.com/MCS2024. To participate and submit questions in writing during the virtual annual meeting, you will need the 16-digit control number included in your Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting, voting instruction form or proxy card.

Shareholders are cordially invited to attend the annual meeting online via live webcast. You should have already received an Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting with instructions on how to access the proxy materials and vote. As indicated in that Notice, you may view the proxy materials online at www.proxyvote.com and you may also access and complete the proxy card online at www.proxyvote.com. Or if you prefer, you may request a copy of the proxy materials, free of charge, including a hard copy of the proxy card, through the website www.proxyvote.com, by phone at 1-800-690-6903 or by email at sendmaterial@proxyvote.com. Whether or not you expect to attend the annual meeting, you are requested to properly complete the proxy card online at www.proxyvote.com or to obtain, complete, date, sign and promptly return a hard copy of the proxy card, which can be obtained by request through the website, toll free number or email address noted above.

Accompanying this Notice of 2024 Annual Meeting of Shareholders is a proxy statement and form of proxy.

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be Held on May 23, 2024
We encourage you to access and review all of the information contained in the proxy statement and accompanying materials before voting. The proxy statement and our 2023 annual report to shareholders are available at www.proxyvote.com. If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed above on or before May 9, 2024 to facilitate timely delivery.
IMPORTANT: If you hold your shares in a brokerage account, you should be aware that your broker is not permitted to vote your shares for the election of directors or approval, by advisory vote, of the compensation of our named executive officers if you do not instruct your broker how to vote within 10 days prior to our Annual Meeting. Therefore, you must affirmatively take action to vote your shares at our Annual Meeting. If you do not, your shares will not be voted with respect to such matters.

On Behalf of the Board of Directors
Milwaukee, Wisconsin April 12, 2024	Thomas F. Kissinger Senior Executive Vice President, General Counsel and Secretary

THE MARCUS CORPORATION
_________________________
PROXY STATEMENT
_________________________
For
2024 Annual Meeting of Shareholders
To Be Held Thursday, May 23, 2024
This proxy statement and accompanying form of proxy are being furnished to our shareholders beginning on or about April 12, 2024, in connection with the solicitation of proxies by our board of directors for use at our 2024 Annual Meeting of Shareholders to be held on Thursday, May 23, 2024, at 9:00 A.M., Central Time, online via live webcast, in which our shareholders can submit questions and vote online, at www.virtualshareholdermeeting.com/MCS2024 and at any postponement or adjournment thereof (collectively, the “Meeting”), for the purposes set forth in the attached Notice of 2024 Annual Meeting of Shareholders and as described herein.
Execution of a proxy will not affect your right to attend the Meeting and to vote online, nor will your presence revoke a previously submitted proxy. You may revoke a previously submitted proxy at any time before it is exercised by giving written notice of your intention to revoke the proxy to our Secretary, by notifying the appropriate personnel at the Meeting in writing or by voting online at the Meeting. Unless revoked, the shares represented by proxies received by our board of directors will be voted at the Meeting in accordance with the instructions thereon. If no instructions are specified on a proxy, the votes represented thereby will be voted: (1) for the board’s ten director nominees set forth below; (2) for the approval, by advisory vote, of the compensation of our named executive officers; (3) for the ratification of the selection of Deloitte & Touche LLP as our independent auditor for our fiscal year ending December 26, 2024; and (4) on such other matters that may properly come before the Meeting and at any postponement or adjournment thereof in accordance with the best judgment of the persons named as proxies.
Only holders of record of shares of our Common Stock (“Common Shares”) and our Class B Common Stock (“Class B Shares”) as of the close of business on March 27, 2024 (the “Record Date”) are entitled to vote at the Meeting. As of the Record Date, we had 25,170,317 Common Shares and 6,984,584 Class B Shares outstanding and entitled to vote. The record holder of each outstanding Common Share on the Record Date is entitled to one vote per share and the record holder of each outstanding Class B Share on the Record Date is entitled to ten votes per share on each matter submitted for shareholder consideration at the Meeting. The holders of our Common Shares and the holders of our Class B Shares will vote together as a single class on all matters subject to shareholder consideration at the Meeting. The total number of votes represented by outstanding Common Shares and Class B Shares as of the Record Date was 95,016,157, consisting of 25,170,317 votes represented by outstanding Common Shares and 69,845,840 votes represented by outstanding Class B Shares.
IMPORTANT: If you hold your shares in a brokerage account, you should be aware that your broker is not permitted to vote your shares for the election of directors or the approval, by advisory vote, of the compensation of our named executive officers if you do not instruct your broker how to vote within 10 days prior to the Meeting. Therefore, you must affirmatively take action to vote your shares at the Meeting. If you do not, your shares will not be voted with respect to such matters.

TRIBUTE TO STEPHEN H. MARCUS

After more than 60 years of company leadership, Stephen H. Marcus retired as our chairman in May 2023. Mr. Marcus had been a director of the company since 1969, was chief executive officer from 1988 to 2009, and served as chairman of the board since 1991. As a result, we want to formally extend our thanks and gratitude to Mr. Marcus for his years of dedicated service and contributions to our company, our board of directors and our shareholders. We extend to Mr. Marcus our sincere appreciation for his valued service, guidance, advice and dedication to our company as he continues to serve as our chairman emeritus.

PROPOSAL 1 — ELECTION OF DIRECTORS
At the Meeting, our shareholders will elect all ten members of our board of directors. The directors elected at the Meeting will hold office until our 2025 Annual Meeting of Shareholders and until their successors are duly qualified and elected. If, prior to the Meeting, one or more of the board’s nominees becomes unable to serve as a director for any reason, the votes represented by proxies granting authority to vote for all of the board’s nominees, or containing no voting instructions, will be voted for a replacement nominee selected by the board of directors. Under Wisconsin law, if a quorum of shareholders is present, directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election. This means that the individuals receiving the largest number of votes will be elected as directors, up to the maximum number of directors to be chosen at the election. Therefore, any shares that are not voted on this matter at the Meeting, whether by abstention, broker nonvote or otherwise, will have no effect on the election of directors at the Meeting.
All of our director nominees have been elected by our shareholders and have served continuously as directors since the date indicated below. The names of the director nominees, together with certain information about each of them as of the Record Date, are set forth below. Unless otherwise indicated, all of our director nominees have held the same principal occupation indicated below for at least the last five years.

Name	Current Principal Occupation	Age	Director Since

Gregory S. Marcus	Our chairman since 2023, chief executive officer since January 2009 and our president since January 2008. Prior thereto, he was our senior vice president — corporate development. Mr. Marcus’ experience with our Company since 1999 in various positions, including his current role as our chairman and chief executive officer, led to our conclusion that he should serve as a director of the Company.(1)(2)(3)	59	2005

Diane Marcus Gershowitz	Real estate management and investments. Ms. Gershowitz’s long-standing service on our board and her expertise in real estate matters led to our conclusion that she should serve as a director of the Company.(1)(2)	85	1985

Allan H. Selig	Chief executive officer of Selig Leasing Co., Inc. (automobile leasing agency) and Commissioner Emeritus of Major League Baseball. Mr. Selig’s long-standing service on our board and his experience as commissioner of Major League Baseball has led to our conclusion that he should serve as a director of the Company.(4)	89	1995

Timothy E. Hoeksema	Retired chairman of the board, president and chief executive officer of Midwest Air Group, Inc. (commercial airline carrier). Mr. Hoeksema’s long-standing service on our board and his experience as the chief executive officer for many years at one of the nation’s most recognized service-oriented national travel carriers and his experience in the travel industry led to our conclusion that he should serve as a director of the Company.	77	1995

Name	Current Principal Occupation	Age	Director Since
Bruce J. Olson	Our retired senior vice president and retired president of Marcus Theatres Corporation. Mr. Olson’s long-standing service on our board and extensive experience gained while leading our theatre division led to our conclusion that he should serve as a director of the Company.	74	1996

Philip L. Milstein	Principal of Ogden CAP Properties, LLC (real estate and investments) and former co-chairman of Emigrant Savings Bank (savings bank). Mr. Milstein’s long-standing service on our board of directors and his financial expertise and experience led to our conclusion that he should serve as a director of the Company.	74	1996

Brian J. Stark	Former founding principal, chief executive officer and chief investment officer of Stark Investments (global alternative investment firm). Mr. Stark’s extensive executive level experience in the investment industry and financial markets led to our conclusion that he should serve as a director of the Company.(5)	69	2012

Katherine M. Gehl	President and chief executive officer of Gehl Foods, Inc. from September 2011 to March 2015, and director of Gehl Foods, Inc. from 2005 to September 2011. Ms. Gehl’s extensive executive-level experience in the food service and hospitality industries and board of directors experience led to our conclusion that she should serve as a director of the Company.	57	2015

Austin M. Ramirez	President and CEO of HUSCO International (global engineering and manufacturing company) since 2017, and White House Fellow on the National Economic Council in Washington D.C from 2016 to 2017. Mr. Ramirez’ extensive experience in executive leadership, board membership and community engagement led to our conclusion that he should serve as a director of the Company.(6)	45	2023

Thomas F. Kissinger	Our senior executive vice president, general counsel and secretary since August 2013. Prior thereto, he was our secretary and director of legal affairs from August 1993 until being promoted to general counsel and secretary in August 1995. He was promoted to vice president, general counsel and secretary in 2004. He also formerly served as our interim president of Marcus Hotels & Resorts. Mr. Kissinger’s experience with our Company since 1993 in various positions, including his current role as our senior executive vice president, general counsel and secretary, led to our conclusion that he should serve as a director of the Company.	63	2023

_____________________
(1)Gregory S. Marcus is the son of Stephen H. Marcus, our Chairman Emeritus. Stephen H. Marcus and Diane Marcus Gershowitz are siblings.
(2)Gregory S. Marcus and Diane Marcus Gershowitz may be deemed to share in the control of the Company as a result of their beneficial ownership of Common Shares and Class B Shares and the ownership of Common Shares and Class B Shares by members of their family, including Stephen H. Marcus. See “Stock Ownership of Management and Others.”
(3)Gregory S. Marcus is also an officer of certain of our subsidiaries.
(4)Allan H. Selig is a director of Oil-Dri Corporation of America.
(5)Brian J. Stark is a director of Black Maple Capital Corporation.
(6)Austin M. Ramirez is a director of Old National Bancorp.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE BOARD’S NOMINEES. COMMON SHARES OR CLASS B SHARES REPRESENTED AT THE MEETING BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” EACH OF THE BOARD’S NOMINEES.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of Directors
Based on a review by our board of directors of the direct and indirect relationships that each of the ten directors currently serving on the board of directors has with the Company, including the relationships between the Company and Selig Leasing Co., Inc. and Major League Baseball, the board of directors has determined that each of Messrs. Selig, Hoeksema, Milstein, Stark and Ramirez and Ms. Gehl are “independent directors” as defined by the rules of the New York Stock Exchange (“NYSE”) and the Securities and Exchange Commission (“SEC”).
Board Leadership Structure
Currently, Mr. Gregory S. Marcus serves as our chief executive officer and as our chairman of the board of directors. Mr. Stephen H. Marcus serves as our chairman emeritus. Our board of directors does not have a policy on whether or not the roles of chief executive officer and chairman of the board should be separate. Instead, our Corporate Governance Policy Guidelines provide that our board of directors has the authority to choose its chairman in any way it deems best for the Company and its shareholders at any given point in time. Since Mr. Stephen Marcus’ retirement as our chairman of the board of directors and Mr. Gregory Marcus’ appointment as chairman of the board of directors in 2023, our board of directors has determined that the current combination of these roles most appropriately suits our Company because of Mr. Gregory Marcus’ long history with our Company, including his current role as our chief executive officer, and his skills and experience within the industries in which we operate. Further, our board of directors believes that this combination of roles allows Mr. Gregory Marcus’ experience as our chief executive officer to assist the board of directors in implementing our strategic plan, creates streamlined accountability for our performance and benefits the board in its preparation and decision making. Our board of directors believes that there is no single board of directors leadership structure that would be most effective in all circumstances, and therefore retains the authority to modify this structure to best address our Company’s and our board of directors’ then current circumstances as and when appropriate. Additionally, our Corporate Governance Policy Guidelines provide that, if the chairman of the board of directors is an employee director or is otherwise not an independent director, then the Corporate Governance and Nominating Committee will recommend to the board of directors, and the board of directors will appoint, an independent director to serve as Lead Independent Director. Currently, Philip L. Milstein serves as our Lead Independent Director. The Lead Independent Director’s responsibilities include:
•calling and presiding over all meetings of the board of directors at which the chairman of the board of directors is not present, including executive sessions of independent directors, and communicating feedback on executive sessions to the chairman of the board of directors;
•providing input as necessary to the chairman of the board and secretary on preparation of agendas for board of directors meetings;
•facilitating the board of directors’ approval of the number and frequency of board of directors meetings, as well as the schedule of such meetings to ensure sufficient time for discussion of agenda items;
•serving as principal liaison between the independent directors and the chairman of the board of directors;
•ensuring that there is open communication between the independent directors, on the one hand, and the chairman of the board of directors and our management, on the other; and
•conferring with the chairman of the board of directors on other issues of corporate importance, as appropriate.
Our board of directors and, in particular, the Audit Committee are involved on an ongoing basis in the general oversight of our material identified enterprise-related risks. Each of our chief executive officer, chief financial officer and general counsel, with input as appropriate from other management members, report and provide relevant information directly to our board of directors or the Audit Committee on various types of identified material financial, reputational, legal, environmental, cyber and business risks to which we are or may be subject, as well as mitigation strategies for certain key identified material risks. These reports, information and strategies are then reviewed, approved and monitored on an ongoing basis by our board of directors and the Audit Committee. Our board of directors’ and Audit Committee’s roles in our risk oversight process have not affected our board of directors leadership structure.

Code of Conduct
The board of directors has adopted The Marcus Corporation Code of Conduct that applies to all of our directors, officers and employees. The Code of Conduct is available under the “Governance” section of our investor relations website, investors.marcuscorp.com. If you would like us to mail you a copy of our Code of Conduct, free of charge, please contact Thomas F. Kissinger, Senior Executive Vice President, General Counsel and Secretary, The Marcus Corporation, 100 East Wisconsin Avenue, Suite 1900, Milwaukee, Wisconsin 53202-4125.
Committees of the Board of Directors
Our board of directors has an Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee and Finance Committee. Each committee operates under a written charter and the charters of our Audit, Compensation and Corporate Governance and Nominating Committees are available under the “Governance” section of our website, www.marcuscorp.com. Our board of directors and each committee also operate under our Corporate Governance Policy Guidelines, which are available under the “Corporate Governance and Nominating Committee” tab of the “Governance” section of our website. If you would like us to mail you a copy of our Corporate Governance Policy Guidelines or a committee charter, free of charge, please contact Mr. Kissinger at the above address.
Audit Committee.   Our board of directors has an Audit Committee whose principal functions are to: (1) appoint and establish the compensation for and oversee our independent auditors; (2) review annual audit plans with management and our independent auditors; (3) preapprove all audit and non-audit services provided by our independent auditors; (4) oversee management’s evaluation of the adequacy of our internal and business controls, disclosure controls and procedures, and risk assessment and management; (5) review areas of financial risk that could have a material adverse effect on our results of operations and financial condition with management and our independent auditors; (6) evaluate the independence of our independent auditors; (7) review, in consultation with management and our independent auditors, financial reporting and accounting practices of comparable companies that differ from our own; (8) receive, retain and address complaints (including employees’ confidential, anonymous submission of concerns) regarding financial disclosure and accounting and auditing matters; and (9) review and provide guidance regarding the Company’s risk management policies, including with respect to enterprise risks relating to cybersecurity,technology, privacy and data management. Our Audit Committee consists of Brian J. Stark (Chairman), Katherine M. Gehl and Timothy E. Hoeksema. Each member of our Audit Committee is an independent, non-employee director as defined by the rules of the NYSE and the SEC. In addition, the board of directors has determined that Messrs. Stark and Hoeksema and Ms. Gehl are each “audit committee financial experts,” as that term is defined by the rules and regulations of the SEC. The Audit Committee met four times during fiscal 2023. See “Audit Committee Report.”
Compensation Committee.   Our board of directors also has a Compensation Committee whose principal functions are to: (1) evaluate and establish the compensation, bonuses and benefits of our officers and other key employees and of the officers and other key employees of our subsidiaries; and (2) administer our executive compensation plans, programs and arrangements. See “Compensation Discussion and Analysis.” Our Compensation Committee consists of Allan H. Selig (Chairman), Philip L. Milstein and Brian J. Stark. Each member of our Compensation Committee is an independent, non-employee director as defined by the rules of the NYSE and the SEC. The Compensation Committee met three times during fiscal 2023. See “Compensation Discussion and Analysis.”
Corporate Governance and Nominating Committee.   Our board of directors also has a Corporate Governance and Nominating Committee whose principal functions are to: (1) develop and maintain our Corporate Governance Policy Guidelines; (2) develop and maintain our Code of Conduct; (3) oversee the interpretation and enforcement of our Code of Conduct; (4) receive and review matters brought to the committee’s attention pursuant to our Code of Conduct; (5) evaluate the performance of our board of directors, its committees and committee chairmen and our directors; and (6) recommend individuals to be elected to our board of directors. Our Corporate Governance and Nominating Committee consists of Philip L. Milstein (Chairman), Timothy E. Hoeksema and Katherine M. Gehl. Each member of our Corporate Governance and Nominating Committee is an independent, non-employee director as defined by the rules of the NYSE and the SEC. The Corporate Governance and Nominating Committee met twice during fiscal 2023.
The Corporate Governance and Nominating Committee performs evaluations of the board of directors as a whole, the non-management directors as a group, and each director individually. In addition, the Corporate Governance and Nominating Committee regularly assesses the appropriate size of our board of directors and whether any vacancies on the board of directors are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise or the board decides to increase the size of our board of directors, the Corporate Governance and Nominating Committee will identify prospective nominees, including those nominated by management, members of our board of directors and shareholders, and will evaluate such prospective nominees against the standards and qualifications set out in the Corporate

Governance and Nominating Committee Charter, including the individual’s range of experience, wisdom, integrity, ability to make independent analytical inquiries, business experience and acumen, understanding of our business and ability and willingness to devote adequate time to board and committee duties. While the Corporate Governance and Nominating Committee does not specifically have a formal policy relating to the consideration of diversity in its process to select and evaluate director nominees, our Corporate Governance Policy Guidelines provide that the board of directors shall be committed to a diversified membership. Accordingly, the Corporate Governance and Nominating Committee seeks to have our board of directors represent a diversity of backgrounds, experience, gender and race.
The Corporate Governance and Nominating Committee does not evaluate shareholder nominees differently from any other nominee. Pursuant to procedures set forth in our By-laws, the Corporate Governance and Nominating Committee will consider shareholder nominations for directors if we receive timely written notice, in proper form, of the intent to make a nomination at a meeting of shareholders. We did not receive any shareholder nominations for directors to be considered at the Meeting. To be timely for the 2024 Annual Meeting of Shareholders, any shareholder director nominations must be received by the date identified under the heading “Other Matters.” To be in proper form, the nomination must, among other things, include each nominee’s written consent to serve as a director if elected, a description of all arrangements or understandings between the nominating shareholder and each nominee, and information about the nominating shareholder and each nominee. These requirements are detailed in our By-laws, which are attached as an exhibit to our Current Report on Form 8-K, filed with the SEC on February 27, 2024, which is accessible at www.sec.gov. A copy of our By-laws will be provided upon written request to Mr. Kissinger at the above address.
Finance Committee.   Our board of directors also has a Finance Committee whose principal functions are to, upon the request of Company management, provide preliminary review, advice, direction, guidance and consultation with respect to potential transactions. Our Finance Committee consists of Gregory S. Marcus, Philip L. Milstein, Brian J. Stark and Allan H. Selig. The Finance Committee did not meet during fiscal 2023.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or Compensation Committee.
Board Meetings, Director Attendance, Executive Sessions and Presiding Director
Our board of directors met four times during fiscal 2023. Each of our directors attended at least 75% of the aggregate of the number of board meetings and number of meetings of the committees on which he or she served during fiscal 2023. Our non-management directors meet periodically in executive sessions without management present. The Lead Independent Director serves as the chairman of all meetings of our non-management directors.
Directors are expected to attend our annual meeting of shareholders each year. At the 2023 annual meeting of shareholders, seven of our then-serving directors were in attendance.

Environmental, Social and Governance
Our focus on “People Pleasing People” is at the heart of how we care for our guests, customers and employees. We recognize that prioritizing our responsibility to make a positive environmental and social impact across our business and the communities in which we operate is an integral part of our success. This sections provides a brief overview of our corporate responsibility oversight and initiatives.
Environment
We are committed to being responsible stewards of our environmental resources in order to maintain and support the communities in which we operate.
Particular areas of focus and highlights are:
• Climate and Water Conservation: Our board and management strive to minimize the environmental impact of our operations and continue to review ways to enhance efficiency across our businesses.
•Limiting Waste: In both our theatre and hotel businesses, we are focused on reducing waste, including food-waste and the use of single-use items, and enhancing efforts to increase recycling and composting.

•Responsible Sourcing: We collaborate with suppliers to increase responsible sourcing of the products and services used in our businesses.
Social Impact
We recognize our success is dependent on our employees’ commitment to delivering quality service to our guests and customers. Therefore, our strategic priorities include continuing to develop a committed team dedicated to service and fostering a diverse and inclusive culture that prioritizes well-being and emphasizes development and growth for all employees.
Particular areas of focus and highlights are:
• Employee Retention and Satisfaction: We focus significant attention on attracting and retaining talented and experienced individuals to manage and support our operations, and our management team routinely reviews employee turnover rates at various levels of the organization. Management also reviews employee engagement and satisfaction surveys to monitor employee morale and receive feedback on a variety of issues. We pay our employees competitively and offer a broad range of company-paid benefits, which we believe are competitive with others in our industry.
•Diversity and Inclusion: We are committed to hiring, developing and supporting a diverse and inclusive workplace. Our management teams and all of our employees are expected to exhibit and promote honest, ethical and respectful conduct in the workplace. All of our employees must adhere to a Code of Conduct that sets standards for appropriate behavior and includes required annual training on preventing, identifying, reporting and stopping any type of unlawful discrimination.
•Giving Back: We strive to develop and maintain deep connections with the communities in which we operate and to contribute to making them stronger, healthier and happier places to live, work, and gather. We manage a range of charitable and volunteer programs in support of these communities, including providing on-air screen time and other resources to support the United Way, supporting various local arts and culture organizations such as United Performing Arts Fund, and supporting other community-focused organizations and educational institutions.
Governance
Our board and management are committed to ensuring our businesses are operated and governed in an ethical and responsible manner. As a company dedicated to “People Pleasing People,” we strive to ensure that our guests, customers and employees are valued and cared for. This commitment to all stakeholders drives all we do and how we work. We understand that this commitment means demonstrating integrity, communicating honestly and acting responsibly. Our Code of Conduct reflects these commitments and provides a framework for making ethical business decisions. As discussed above, our Corporate Governance and Nominating Committee is tasked with reviewing and ensuring compliance with our Code of Conduct and ensuring we have effective governance procedures in place.

Involvement in Certain Legal Proceedings
None of our officers or directors have, during the last ten years: (i) been convicted in or is currently subject to a pending criminal proceeding; (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any federal or state securities or banking laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law; nor (iii) has any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy or for the two years prior thereto or been subject to any of the items set forth under Item 401(f) of Regulation S-K, other than Chad M. Paris, our Chief Financial Officer and Treasurer, who was formerly the Senior Vice President and Chief Financial Officer at Jason Industries, Inc. from August 2017 until April 2021. In June 2020, while Mr. Paris was acting as its Senior Vice President and Chief Financial Officer, Jason Industries, Inc. and certain of its subsidiaries each filed voluntary bankruptcy petitions in the United States Bankruptcy Court for the Southern District of New York and, in August 2020, emerged pursuant to a prepackaged plan of reorganization.

Contacting the Board
Interested parties may contact our board of directors, a group of directors (including our non-management directors), or a specific director by sending a letter, regular or express mail, addressed to our board of directors or the specific director in care of Mr. Kissinger at the above address. Mr. Kissinger will promptly forward appropriate communications from interested parties to the board of directors or the applicable director.

STOCK OWNERSHIP OF MANAGEMENT AND OTHERS
The following table sets forth information as of the Record Date as to our Common Shares and Class B Shares beneficially owned by: (1) each of our directors and nominees for director; (2) each of our executive officers named in the Summary Compensation Table set forth below under “Compensation Discussion and Analysis;” (3) all such directors and executive officers as a group; and (4) all other persons or entities known by us to be the beneficial owner of more than 5% of either class of our outstanding capital stock. A row for Class B Share ownership is not included for individuals or entities who do not beneficially own any Class B Shares.

Name of Individual or Group/Class of Stock	Sole Voting and Investment Power(1)		Shared Voting and Investment Power(1)	Total Share Ownership and Percentage of Class(1)		Percentage of Aggregate Voting Power(1)
Directors and Named Executive Officers
Stephen H. Marcus(2)(3)
Common Shares	21,895		6,003	27,898
				*		46.0%
Class B Shares	4,315,192		52,070	4,367,262
				62.5%
Diane Marcus Gershowitz(2)
Common Shares	245,772	(4)	—	245,772	(4)
				*		22.6%
Class B Shares	1,943,221		182,351	2,125,572
				30.4%
Gregory S. Marcus
Common Shares	1,160,258	(5)(6)	75	1,160,333	(5)(6)
				4.5%		3.6%
Class B Shares	210,230		18,233	228,463
				3.3%
Allan H. Selig
Common Shares	63,328	(4)	—	63,328	(4)
				*		*
Timothy E. Hoeksema
Common Shares	48,569	(4)	15,002	63,571	(4)
				*		*
Philip L. Milstein
Common Shares	77,162	(4)(7)	—	77,162	(4)(7)
				*		*
Brian J. Stark
Common Shares	45,219	(4)	—	45,219	(4)
				*		*
Bruce J. Olson
Common Shares	28,679	(4)	4,478	33,157	(4)
				*		*
Katherine M. Gehl
Common Shares	38,519	(4)	—	38,519	(4)
				*		*
Austin M. Ramirez
Common Shares	7,078	(4)	—	7,078	(4)
				*		*

Name of Individual or Group/Class of Stock	Sole Voting and Investment Power(1)		Shared Voting and Investment Power(1)	Total Share Ownership and Percentage of Class(1)		Percentage of Aggregate Voting Power(1)
Directors and Named Executive Officers
Thomas F. Kissinger
Common Shares	424,050	(5)(6)	—	424,050	(5)(6)
				1.7%		*
Chad M. Paris
Common Shares	54,529	(5)(6)	—	54,529	(5)(6)
				*		*
Michael R. Evans
Common Shares	131,684	(5)(6)	—	131,684	(6)
				*		*
Mark A. Gramz
Common Shares	56,194	(5)(6)	—	56,194	(6)

All directors and executive officers as a group (13 persons)(3)	2,381,041	(8)	19,555	2,400,596	(8)
				9.1%		26.9%
Class B Shares	2,153,451		200,584	2,354,035
				33.7%
Other Five Percent Shareholders
BlackRock, Inc.(9)
Common Shares(10)	4,165,289		—	4,165,289
				16.5%		4.4%
Lazard Asset Management LLC(11)
Common Shares(12)	2,198,458		—	2,198,458
				8.7%		2.3%
Dimensional Fund Advisors LP(13)
Common Shares(14)	1,911,190		—	1,911,190
				7.6%		2.0%
The Vanguard Group(15)
Common Shares(16)	1,789,970		41,650	1,831,620
				7.3%		1.9%
Bank of Montreal(17)
Common Shares(18)	1,575,091		—	1,575,091
				6.3%		1.7%
JPMorgan Chase & Co.(19)
Common Shares(20)	1,346,025		—	1,346,025
				5.3%		1.4%
UBS Group AG(21)
Common Shares(22)	—		1,299,728	1,299,728
				5.2%		1.4%
_____________________

*    Less than 1%.

(1)The outstanding Class B Shares are convertible on a share-for-share basis into Common Shares at any time at the discretion of each holder. As a result, a holder of Class B Shares is deemed to beneficially own an equal number of Common Shares. However, to avoid overstatement of the aggregate beneficial ownership of both classes of our outstanding capital stock, the Common Shares listed in the table do not include Common Shares that may be acquired upon the conversion of outstanding Class B Shares. Similarly, the percentage of outstanding Common Shares beneficially owned is determined with respect to the total number of outstanding Common Shares, excluding Common Shares that may be issued upon conversion of outstanding Class B Shares. The total number of votes represented by outstanding Common Shares and Class B Shares as of the Record Date was 95,016,157, consisting of 25,170,317 votes represented by outstanding Common Shares and 69,845,840 votes represented by outstanding Class B Shares.
(2)The address of Stephen H. Marcus and Diane Marcus Gershowitz is c/o 100 East Wisconsin Avenue, Suite 1900, Milwaukee, Wisconsin 53202-4125.
(3)Mr. Stephen H. Marcus retired from his position as chairman of our board of directors May 23, 2023. Due to Mr. Stephen Marcus’ retirement, his ownership of our Common Shares and Class B Shares is not included in the total ownership of all directors and executive officers listed as a group.
(4)Includes 10,226 Common Shares subject to acquisition by each of Diane Marcus Gershowitz, Allan H. Selig, Philip L. Milstein and Brian J. Stark, Katherine M. Gehl, Timothy E. Hoeksema and Bruce J. Olson and 2,455 Common Shares subject to acquisition by Austin M. Ramirez, in each case, pursuant to the exercise of stock options held on the Record Date that were then vested or that will vest within 60 days thereafter.
(5)Includes 7,295, 383, 1,561, 4,933 and 935 Common Shares held for the respective accounts of Gregory S. Marcus, Chad M. Paris, Thomas F. Kissinger, Mark A. Gramz and Michael R. Evans in our Pension Plus Plan as of December 28, 2023. See “Compensation Discussion and Analysis — Other Benefits — Qualified Retirement Plan.”
(6)Includes 687,275, 231,408, 16,500, 91,873 and 26,890 Common Shares subject to acquisition by Gregory S. Marcus, Thomas F. Kissinger, Chad M. Paris, Michael R. Evans and Mark A. Gramz, respectively, pursuant to the exercise of stock options held on the Record Date that were then vested or that will vest within 60 days thereafter. See “Compensation Discussion and Analysis — Grants of Plan-Based Awards.”
(7)Excludes the following shares, as to which Mr. Milstein disclaims beneficial interest: (a) 10,244 Common Shares held by PLM Foundation, of which Mr. Milstein is co-trustee; (b) 2,000 Common Shares held by Mr. Milstein’s wife; (c) 8,100 Common Shares held by Mr. Milstein’s children; and (d) 124,111 Common Shares held by the SVM Foundation, of which Mr. Milstein is co-trustee.
(8)Includes 1,127,983 Common Shares subject to acquisition pursuant to the exercise of stock options held by our named executive officers and non-employee directors on the Record Date that were then vested or that will vest within 60 days thereafter. See “Compensation Discussion and Analysis — Grants of Plan Based Awards” and “Compensation Discussion and Analysis — Non-Employee Director Compensation.”
(9)The address of BlackRock, Inc. (“BlackRock”) is 50 Hudson Yards, New York, New York 10001.
(10)Other than share ownership percentage information, the information set forth is as of December 31, 2023, as reported by BlackRock in its Schedule 13G/A filed with us and the SEC on January 22, 2024. BlackRock has sole voting power with respect to 4,109,474 shares and sole dispositive power with respect to 4,165,289 shares.
(11)The address of Lazard Asset Management LLC (“Lazard”) is 30 Rockefeller Plaza, New York, NY 10112.
(12)Other than share ownership percentage information, the information set forth is as of December 31, 2023, as reported by Lazard in its Schedule 13G/A filed with us and the SEC on February 14, 2024. Lazard has sole voting power with respect to 1,059,815 and sole dispositive power with respect to 2,198,458 shares.
(13)The address of Dimensional Fund Advisors LP (“DFA”) is Building One, 6300 Bee Cave Road, Austin, Texas 78746.
(14)Other than share ownership percentage information, the information set forth is as of December 29, 2023, as reported by DFA in its Schedule 13G/A filed with us and the SEC on February 9, 2024. DFA has sole voting power with respect to 1,878,435 shares and sole dispositive power with respect to 1,911,190 shares.
(15)The address of The Vanguard Group (“Vanguard”) is 100 Vanguard Blvd, Malvern, PA 19355.
(16)Other than share ownership percentage information, the information set forth is as of December 29    , 2023, as reported by Vanguard in its Schedule 13G/A filed with us and the SEC on February 13, 2024. Vanguard has sole voting power with respect to 0 shares and sole dispositive power with respect to 1,789,970 shares. Vangaurd has shared voting power with respect to 21,395 shares and shared dispositive power with respect to 41,650 shares.
(17)The address of Bank of Montreal (“BMO”) is 100 King Street West, 21st Floor, Toronto, Ontario, M5X 1A1, Canada.

(18)Other than share ownership percentage information, the information set forth is as of December 31, 2023, as reported by BMO in its Schedule 13G filed with us and the SEC on February 9, 2024. BMO has sole voting power with respect to 1,575,091 shares and sole dispositive power with respect to 1,575,091 shares.
(19)The address of JPMorgan Chase & Co. (“JPM”) is 383 Madison Avenue, New York, NY 10179.
(20)Other than share ownership percentage information, the information set forth is as of December 29, 2023, as reported by JPM in its Schedule 13G filed with us and the SEC on February 6, 2024. JPM has sole voting power with respect to 1,346,025 shares and sole dispositive power with respect to 1,346,025 shares.
(21)The address of UBS Group AG (“UBS”) is Bahnhofstrasse 45 PO Box CH-8021, Zurich, Switzerland.
(22)Other than share ownership percentage information, the information set forth is as of December 29, 2023, as reported by UBS in its Schedule 13G filed with us and the SEC on February 6, 2024. UBS does not have sole voting power or sole dispositive power with respect to its shares. UBS has shared voting power with respect to 1,299,728 shares and shared dispositive power with respect to 1,299,728 shares.

COMPENSATION DISCUSSION AND ANALYSIS
This compensation discussion and analysis, or “CD&A,” provides information about our compensation philosophy, principles and processes for our chairman of the board and chief executive officer, our chief financial officer and our three other most highly compensated executive officers for fiscal 2023, as well Stephen H. Marcus, who retired as Chairman of our Board of Directors effective May 23, 2023. We sometimes collectively refer to these executive officers in this CD&A as our “named executive officers.”
This CD&A is intended to provide you with a better understanding of why and how we make our executive compensation decisions and facilitate your reading of the information contained in the tables and descriptions that follow this discussion. This CD&A is organized as follows:
•Overview of Our Executive Compensation Philosophy.   In this section, we describe our executive compensation philosophy and the core principles underlying our executive compensation programs and decisions.
•Role of Our Compensation Committee.   This section describes the process and procedures that our Compensation Committee followed to arrive at its executive compensation decisions.
•Total Compensation.   In this section, we describe our named executive officers’ total compensation.
•Elements of Compensation.   This section includes a description of the types of compensation paid and payable to our named executive officers.
•Executive Stock Ownership.   This section describes the stock ownership of our named executive officers.
Overview of Our Executive Compensation Philosophy
Our executive compensation and benefit programs are designed to advance the following core compensation philosophies and principles:
•We strive to compensate our executives at competitive levels to ensure that we attract, retain and motivate our key management employees who we expect will contribute significantly to our long-term success and value creation.
•We link our executives’ compensation to the achievement of pre-established financial and individual performance goals that are focused on the creation of long-term shareholder value.
•Our executive compensation policies are designed to foster an ownership mentality and an entrepreneurial spirit in our management team. We try to do this by providing our executives with a substantial long-term incentive compensation component that helps to more closely align our management’s financial interests with those of our shareholders over an extended performance period, and that otherwise encourages our management team to take appropriate market-responsive risk-taking actions that will facilitate our long-term growth and success.
At our 2023 annual meeting of shareholders, our shareholders were asked to approve, by advisory vote, the compensation of our named executive officers during fiscal 2022 as disclosed in the proxy statement for our 2023 annual meeting. At our 2023 annual meeting, over 98% of the votes cast and over 97% of all shares entitled to vote at the meeting were voted in favor of the compensation of our named executive officers. In developing our executive compensation and benefit programs that were in effect for fiscal 2023, we considered our shareholders’ resounding approval of our executive compensation and benefit programs for fiscal 2022 at our 2023 annual meeting. As a result, and as we describe in this CD&A, we maintained during fiscal 2023 many of the same executive compensation and benefit programs that were overwhelmingly approved by our shareholders at our 2023 annual meeting.

Role of Our Compensation Committee
Our Compensation Committee, or “Committee,” attempts to ensure that our executive compensation and benefit programs are consistent with our core compensation philosophies and principles by:
•Analyzing aggregated composite survey and benchmark data from external compensation consultants about the compensation levels of similarly situated executives at equivalently-sized companies in various industry sectors.
•Reviewing on an annual basis the performance of our company and our named executive officers, with assistance and recommendations from our chief executive officer (other than with respect to himself), and determining their total direct compensation based on competitive levels as measured against our surveyed sectors, our company’s financial performance, each executive’s individual performance and other factors described below.
•Reviewing the performance and determining the total compensation earned by, or paid or awarded to, our chairman and chief executive officer independent of input from him.
•Maintaining the practice of holding executive sessions (without management present) at every meeting of our Committee.
•Taking into account the long-term interests of our shareholders in developing and implementing our executive compensation plans and in making our executive compensation decisions.
Our Compensation Committee annually engages the services of external compensation consultants, including Aon Hewitt and Willis Towers Watson, to provide the Committee with then current survey and benchmarking compensation data on a position-by-position basis for each of our named executive officers on a composite aggregated basis for various selected industry sectors. Specifically, Aon Hewitt and Willis Towers Watson have provided our Committee with composite aggregated data respecting the base salary and total cash compensation (i.e., base salary and bonuses) for similarly situated executives at other companies with comparable annual revenue levels in the following sectors: (1) all organizations; (2) all non-manufacturing organizations; and (3) service organizations. The Committee chose these sectors so as to provide it with both a broad scope of applicable executive compensation data to consider, as well as more specific information at similarly-sized companies in comparable sectors. Neither Aon Hewitt nor Willis Towers Watson have provided, and our Compensation Committee has not received, reviewed or considered, the individual identities of the companies which comprised these general sector categories of benchmarked organizations. For each of these sectors, our Committee has been provided with aggregated compiled data and identified the 25th percentile, median and 75th percentile amounts for the base salary and total cash compensation amounts for executives similarly situated to the named executive officers in each sector. In particular, when reviewing this survey data, our Committee pays particular attention to the composite benchmark salary and cash compensation data related to the service organizations (when available for a given position), because our Committee believes that they are the most similar to our hotels and resorts and theatre divisions. In connection with our Committee’s long-term equity-based incentive award grants, Willis Towers Watson provided our Committee with composite aggregated data regarding the value of competitive long-term incentive plans for similarly situated executives at other companies with comparable revenue levels, identifying the 25th percentile, median and 75th percentile amounts.
Our Compensation Committee has the final authority to engage and terminate any compensation consultant and is responsible for periodically evaluating any compensation consultant that it engages. Our Compensation Committee also has the responsibility to consider the independence of any compensation consultant before engaging the consultant. Prior to each consultant’s appointment for fiscal 2023, our Compensation Committee reviewed the independence of such consultant and its individual representatives who serve as consultants to the Committee in light of SEC rules and NYSE listing standards regarding the independence of compensation committee members and the specific factors set forth therein and concluded that Aon Hewitt’s and Willis Towers Watson’s work for the Committee does not raise any conflict of interest.
In addition to Willis Towers Watson’s work for our Compensation Committee, a different division of Willis Towers Watson provides us with actuarial services, pension plan and consulting services limited in scope to only our new disclosure regarding the Company’s pay of named executive officers compared to the Company’s performance. In fiscal 2023, we paid such division approximately $49,800 for such actuarial, pension plan and consulting services which, given the relative sizes of both our organizations, we believe to be a relatively immaterial amount. As a result, our Compensation Committee concluded that Willis Towers Watson’s provision of such actuarial, pension plan and consulting services does not raise any conflict of interest.

In February 2024, our Compensation Committee conducted a thorough risk assessment of our compensation policies and practices. Our Committee evaluated the levels of risk-taking that could be potentially encouraged by each of our material compensation arrangements, after taking into account any relevant risk-mitigation features. As a result of this review, our Committee concluded that our compensation policies and practices do not encourage excessive or unnecessary risk-taking.
Total Compensation
The compensation paid to our named executive officers for fiscal 2023 consists of four main elements: (1) salary; (2) an annual incentive cash bonus; (3) a long-term incentive compensation award, which included an annual stock option grant, an annual restricted stock award and an annual long-term performance cash award; and (4) other benefits, including those made available under our employee benefit plans. The combination of these elements is intended to provide our named executive officers with fair and competitive compensation that rewards corporate and individual performance and helps attract, retain and motivate highly qualified individuals who contribute to our long-term success and value creation. Additionally, these compensation elements, particularly our annual incentive cash bonus and long-term incentive awards, tie the compensation of our executive officers to strong performance metrics and therefore foster a shareholder mentality and the continuation of our entrepreneurial spirit by aligning executive officers’ cash and equity incentives with sustained growth in long-term shareholder value and encouraging our executives to take appropriate market-responsive risk-taking actions that help create long-term shareholder value.
While the relative amounts of salaries and benefits provided to our named executive officers are intended to be set at competitive levels compared to our surveyed group of benchmarked sectors, we provide our executives with the opportunity to earn significant additional amounts through performance-based annual cash bonuses and long-term incentive compensation programs.
For fiscal 2023, the total cash compensation (i.e., salary and annual cash bonus) paid to our named executive officers generally fell between the 25th and 75th percentile of the total cash compensation amounts paid to executives holding equivalent positions at our surveyed group of benchmarked sectors. In establishing these relative levels of compensation, our Committee first established the relative level of each of our named executive officer’s base salary at between the 50th and 75th percentile of the salary paid to similarly situated executives at our surveyed group of benchmarked sectors. These decisions were based on the considerations discussed in more detail below under “Elements of Compensation — Base Salaries.” Then, our Committee established the relative level of each of our named executive officer’s targeted annual cash bonus award that, if earned, would result in our payment of total cash compensation amounts that would generally fall between the 50th and 75th percentile of the total cash compensation paid to similarly situated executives at our surveyed group of benchmarked sectors. These decisions were based on the considerations discussed in more detail below under “Elements of Compensation — Annual Cash Bonuses.” Our Committee subjectively believed that the targeted relative levels of total cash compensation to our named executive officers resulting from this process generally reflected the highly experienced nature of our senior executive team and was generally consistent with our historical corporate financial performance, the individual performance of our named executive officers and our prior shareholder return. Our Committee also believed that these total cash compensation levels were reasonable in their totality and supported our core compensation philosophies and principles. However, in establishing these relative compensation levels, our Committee did not specifically compare any of the criteria listed in the prior two sentences to our surveyed group of benchmarked sectors. For fiscal 2023, our Committee established the range of potential total cash compensation payable to our named executive officers at the same relative levels compared to updated recent information for our benchmarked sectors.
Mr. Gregory S. Marcus, as our chief executive officer and chairman, and Mark A. Gramz and Michael R. Evans, as our division presidents, had a higher percentage of their total compensation based on achieving incentive bonus targets, because our Committee believes that they had the most potential to impact our corporate financial performance. Our Committee believes that this emphasis and allocation most effectively links pay-for-performance.
Due to changes adopted by our Committee in February 2024, our long-term incentive compensation award for fiscal 2024 includes an annual long-term performance cash award, an annual performance stock unit award and an annual restricted stock award.
Elements of Compensation
Base Salary
Our Compensation Committee, in consultation with our chief executive officer (other than with respect to decisions affecting himself), strives to establish competitive base salaries for our named executive officers set at between the 50th and

75th percentile of the salaries paid to similarly situated executives at our surveyed group of benchmarked sectors. Each executive officer’s salary is initially based on the level of his responsibilities, the relationship of such responsibilities to those of our other executive officers and his tenure at our company. We evaluate and adjust the base salaries of our named executive officers annually as of March 1 of each fiscal year. When evaluating and adjusting the salaries of our named executive officers (other than our chairman and chief executive officer), we consider the recommendations of our chief executive officer. In making his recommendations, our chief executive officer generally takes into account: (1) our corporate financial performance as a whole and on a divisional basis, when appropriate, for the most recent fiscal year compared to our historical and budgeted performance; (2) general economic conditions (including inflation) and the impact such conditions had on our operations and results; (3) each executive officer’s past, and anticipated future, contributions to our performance; (4) each executive officer’s compensation history with our company and the past levels of each element of total compensation; (5) how each executive officer’s salary compares to the range of salaries of similarly situated executives at our surveyed group of benchmarked companies; (6) new responsibilities, if any, recently delegated, or to be delegated, to such officer; and (7) the executive’s participation in significant corporate achievements during the prior fiscal year. Our Compensation Committee, while looking to our chief executive officer for his recommendations as to the salaries of our other named executive officers (other than with respect to himself), also engages in its own independent review and judgment concerning such base salary adjustments based on the foregoing factors. When evaluating and adjusting our chief executive officer’s salary, our Compensation Committee independently, and without input from our chief executive officer, considers the factors cited above, as well as their respective ability to inspire subordinates with the vision of our company, and makes decisions accordingly. The seven factors listed above are only generally, and not individually or separately, analyzed, assessed and weighted by our Committee in its determination of the amount of base salary of each individual named executive officer. Our Committee subjectively assesses these factors in the aggregate based on the recommendations of our chief executive officer for all named executive officers other than himself and, in the case of our chairman and chief executive officer, by our Committee on its own accord.
As a result of the process described above, for fiscal 2023, Chad M. Paris, Thomas F. Kissinger, Mark A. Gramz and Michael R. Evans received increases of 8.0%, 4.3%, 4.7% and 5.0%, respectively, in their base salaries; Stephen H. Marcus and Gregory S. Marcus did not receive increases in their respective annual base salaries. In fiscal 2023, the base salaries paid to Messrs. Stephen Marcus, Greg Marcus, Paris, Kissinger, Gramz and Evans represented 46%, 20%, 46%, 29%, 42% and 40%, respectively, of their respective total compensation for the fiscal 2023 as set forth below in the Summary Compensation Table. Based upon our analyzing similar factors earlier this calendar year, for fiscal 2024, Messrs. Paris, Kissinger, Gramz and Evans received an increase in their annual base salary of, 8.2%, 2.0%, 4.5% and 4.1%, respectively; Mr. Greg Marcus did not receive an increase in his annual base salary.
Annual Cash Bonuses
We establish targeted potential annual cash bonus awards at the beginning of each fiscal year pursuant to our variable incentive plan, which our Compensation Committee administers. Our variable incentive plan allows our Committee to select from a variety of appropriate financial metrics upon which to base the financial targets for achieving a corresponding annual incentive bonus. Under our variable incentive plan, our Committee may choose from one or more of the following financial metrics, either in absolute terms or in comparison to prior year performance or publicly available industry standards or indices: revenues; gross operating profit; operating income; pre-tax earnings; net earnings; earnings per share; earnings before interest, taxes, depreciation and amortization (“EBITDA”); economic profit; operating margins and statistics; financial return and leverage ratios; total shareholder return metrics; or a company-specific financial metric (such as Adjusted EBITDA, adjusted consolidated pre-tax income (“API”) or adjusted division pre-tax income (“ADI”)). Additional financial measures not specified in the variable incentive plan may be considered if our Committee determines that the specific measure contributes to achieving the primary goal of our incentive plan — sustained growth in long-term shareholder value. Our Committee retains the ability to consider whether an adjustment of the selected financial goals for any year is necessitated by exceptional circumstances. This ability is intended to be narrowly and infrequently used.
Targeted annual bonus awards under the variable incentive plan may be based on our relative achievement of the selected consolidated financial targets and/or divisional financial targets, as well as on discretionary individual performance measures that help enhance shareholder value as subjectively determined by our Compensation Committee. Our Committee also from time to time has granted special compensation awards to our named executive officers and other key employees to reward their integral involvement in significant corporate achievements or events. Our Committee did not grant any special compensation awards to any of our named executive officers in fiscal 2023.
Historically, at the beginning of each fiscal year, our Committee establishes applicable financial targets for such fiscal year for purposes of granting our named executive officers’ target incentive cash bonus opportunities for that fiscal year. For each selected applicable financial target, our Committee also establishes a threshold minimum level of financial performance and a maximum level of financial performance relative to such target. If our actual financial performance equals our targeted financial metric, then the portion of our incentive bonus payouts based on achieving that financial target will be equal to 100% of the targeted bonus amount. If we do not achieve the specified minimum threshold level of financial performance, then no incentive bonus payouts based on financial performance will be paid. If we equal or exceed the specified maximum level of financial performance, then we will pay out up to 320% of the targeted amount of the incentive bonuses based on the level that we exceed the selected financial performance metric. Financial performance between the threshold and target levels and between the target and maximum levels will result in a prorated portion of the financial-based bonus being paid.
Our Committee also retains the ability to consider whether an adjustment of the selected financial goals for any year is necessitated by exceptional circumstances. This ability is intended to be narrowly and infrequently used. We have historically established these financial targets for each fiscal year based on a consistent methodology that encourages growth over an average of prior years’ performance for our company and both of our divisions. We establish these targets with the belief that the level of achievability of the targets would likely be consistent with the relative level of achievement of our historical financial targets. Since the implementation of our incentive plan, we have achieved between 0%-218% of the applicable bonus based upon our consolidated financial targets and 0%-379% of the applicable bonus based upon our division financial targets.
Additionally, the Committee historically has established each named executive officer’s individual performance component of their fiscal year target incentive bonus opportunity as a fixed percentage of their base salary, which was generally intended to approximate 20% of the total target incentive bonus opportunity for our chief executive officer, 30% for our division presidents and 40% for all of our other named executive officers, although these percentages may vary from year to year. Individual performance measures have historically included such officer’s individual contributions and achievements during the fiscal year, particularly as such contributions and achievements relate to advancing our entrepreneurial spirit. If earned, our Committee believes that the combined financial and individual performance components of bonuses at the target levels would result in our payment of total direct compensation to our named executive officers that would generally fall between the 50th and 75th percentile of total direct compensation paid to similarly situated executives at our benchmarked sectors.
The Committee established target bonuses for fiscal 2023 under the terms of the variable incentive plan, using Adjusted EBITDA as the financial target. For purposes of determining the relative achievement of our financial targets, we define Adjusted EBITDA as operating income plus depreciation and amortization, impairment charges, share-based compensation and any material unusual nonrecurring items. We established the Adjusted EBITDA targets for fiscal 2023 based upon a methodology that encourages continued growth. We also established these targets with the belief the level of achievability of the targets would likely be consistent with the relative level of achievement of our historical financial targets. The targeted fiscal 2023 incentive bonus award for Mr. Stephen H. Marcus was based on a fixed percentage (0.125%) of our fiscal 2023 consolidated Adjusted EBITDA results. The targeted fiscal 2023 incentive bonus award for Mr. Gregory S. Marcus was based approximately 80% on achieving our fiscal 2023 consolidated Adjusted EBITDA target and approximately 20% on achieving his applicable individual performance measures for each fiscal year. The targeted fiscal 2023 incentive bonus amounts for Messrs. Paris and Kissinger were based approximately 60% on achieving our fiscal 2023 consolidated Adjusted EBITDA target and approximately 40% on achieving their applicable individual performance measures. The targeted fiscal 2023 incentive bonus amounts for Messrs. Gramz and Evans were based approximately 70% on achieving our fiscal 2023 division Adjusted EBITDA targets and approximately 30% on achieving their applicable individual performance measures. For fiscal 2023, targeted incentive bonus amounts for Messrs. Stephen Marcus, Gregory Marcus, Paris, Kissinger, Gramz and Evans were $138,429, $757,124, $158,716, $221,714, $224,128 and $236,557, respectively.
For fiscal 2023, our actual consolidated Adjusted EBITDA was $108.7 million, or approximately 98% of our target amount of $110.7 million, resulting in a bonus achievement based upon this financial measure of approximately 96%. Similarly, our actual fiscal 2023 theatre division Adjusted EBITDA was $86.4 million, or approximately 96% of the target amount of  $89.9 million, resulting in a bonus achievement based upon this financial measure of approximately 91%. Our actual fiscal 2023 hotel division Adjusted EBITDA was $37.7 million, or approximately 96% of the target amount of  $39.4 million, resulting in a bonus achievement based upon this financial measure of approximately 90%. Our Compensation Committee subjectively analyzed on a discretionary basis an executive officer’s relative achievement of other fiscal 2023 individual performance measures, including achievements relating to advancing entrepreneurial spirit, with respect to each individual executive officer based on the recommendations of our chief executive officer for all named executive officers other than himself and, in the case of our chief executive officer, by our Committee on its own accord. As a result, and because each named executive officer was determined to have successfully achieved each of his respective individual performance criterion, Messrs. Stephen Marcus, Gregory Marcus, Paris, Kissinger, Gramz and Evans earned fiscal 2023 incentive bonus amounts of $132,753, $731,924, $154,766, $216,129, $210,593 and $220,651, respectively.

The targeted fiscal 2024 incentive bonus awards for Mr. Gregory Marcus is based approximately 80% on achieving our fiscal 2024 consolidated Adjusted EBITDA target and approximately 20% on achieving his individual performance measures. The targeted fiscal 2024 incentive bonus amounts for Messrs. Paris and Kissinger are based approximately 60% on achieving our fiscal 2024 consolidated Adjusted EBITDA target and approximately 40% on achieving their applicable individual performance measures. The targeted fiscal 2024 incentive bonus amounts for Messrs. Gramz and Evans are based approximately 70% on achieving our fiscal 2024 division Adjusted EBITDA targets and approximately 30% on achieving their applicable individual performance measures. As was the case for fiscal 2023, we established these Adjusted EBITDA targets for fiscal 2024 based on a consistent methodology that encourages growth over the prior year’s performance for our company and both of our divisions, and also considers our expectations for the performance of the industries that we operate in. Similarly, we established these targets with the belief that the level of achievability of the targets would likely be consistent with the relative level of achievement of our historical financial targets.
Long-Term Incentive Awards
We believe that long-term incentive awards support our core compensation philosophies and objectives because they encourage entrepreneurism and help our named executive officers to maintain a shareholder mentality in managing our businesses. We believe that using long-term incentive awards as an important component of our executive compensation package will further our goals of promoting continuity of management and increasing incentive and personal interest in our welfare by those employees who are primarily responsible for shaping or carrying out our long-range plans and securing our continued growth and financial success. Our Committee tries to target the relative size of our annual long-term incentive grants to place us at or above the median level of long-term grants provided by our benchmarked companies. Mr. Stephen H. Marcus is not eligible to receive any equity-based award grants under our stock option and equity awards plans.
In fiscal 2023, our long-term incentive plan for our senior executives included a mix of three compensation elements: stock options (typically expected to constitute approximately 30-40% of each annual long-term incentive award), performance cash (typically expected to constitute approximately 40-45% of each annual long-term incentive award) and restricted stock (typically expected to constitute approximately 20-30% of each annual long-term incentive award). Stock options granted under the plan prior to fiscal 2018 generally become exercisable 40% after two years, 60% after three years, 80% after four years and 100% after five years of the date of grant.
In fiscal 2024, the Committee, in consultation with our chief executive officer and Willis Towers Watson, reviewed the award types and mix of compensation elements and vesting terms of our long-term incentive plan awards in comparison to the benchmark companies. As a result of this review and beginning in fiscal 2024, the long-term incentive plan awards for our senior executives now includes a mix of the following three compensation elements: long-term performance stock unit awards (typically expected to constitute approximately 20% of each annual long-term incentive award), long-term performance cash awards (typically expected to constitute approximately 40% of each annual long-term incentive award) and restricted stock (typically expected to constitute approximately 40% of each annual long-term incentive award). Following this change, approximately 60% of each annual long-term incentive award for our senior executives is performance-based. Beginning in fiscal 2024, all three compensation elements have a vesting schedule over three years as further described below.
Stock Options (2023 and prior)
Beginning in fiscal 2018 through fiscal 2023, stock options granted under the plan become exercisable 50% after two years, 75% after three years and 100% after four years of the date of grant. The options generally expire ten years from the date of grant as long as the optionee is still employed with the Company.
Performance Stock Units
Beginning in fiscal 2024, stock options were replaced with performance stock units in order to increase the plan’s emphasis on linking the total compensation of our named executive officers to the relative level of our operating performance over the longer term. For grants made in fiscal 2024, performance stock unit awards granted as part of each such awards are eligible to be earned based on our achievement of performance goals expressed in terms of (i) earnings before interest, taxes, depreciation and amortization growth rate ranking relative to the Russell 2000 Index with respect to 25% of the total number of performance stock unit awards, and (ii) our average return on invested capital, or ROIC, ranking relative to the Russell 2000 Index with respect to 75% of the total number of performance stock unit awards. For grants awarded in fiscal 2024, our Committee determined these performance stock unit award performance goals will relate to the three-year performance period from fiscal 2024-2026. Under our long-term incentive plan, if our relative ROIC and/or Adjusted EBITDA growth rate over the three-year measurement period is equal to the 25th percentile of the respective Russell 2000 ROIC and/or Adjusted EBITDA growth rate over the measurement period, then the performance stock unit award amount for LTIP participants will be equal to 25% of the target award amount for such respective performance measure. If we achieve performance of either or both measures equal to the 50th percentile, then the award will be 100% of the target award amount for such respective performance measure. If we achieve performance of either or both measures equal to or above the 75th percentile, then the award will be 150% of the target award amount for such respective performance measure.
Performance Cash
Our long-term incentive plan for our senior executives includes a performance cash component in order to increase the plan’s emphasis on linking the total compensation of our named executive officers to the relative level of our operating performance over the longer term. The performance cash component’s measurement period is five years for grants made in fiscal 2019, fiscal 2020, fiscal 2021, fiscal 2022 and fiscal 2023 for Messrs. Gregory Marcus and Kissinger. The performance cash component’s measurement period is three years for grants made in fiscal 2022 and four years for grants made in fiscal 2023 for Mr. Paris. The performance cash component’s measurement period is three years for grants made in fiscal 2023 for Mr. Gramz. The performance cash component’s measurement period is four years for grants made in fiscal 2021 and five years for grants made in fiscal 2022 and fiscal 2023 for Mr. Evans.
The performance cash component’s measurement period is three years for grants made in fiscal 2024 for Messrs. Gregory Marcus, Paris, Kissinger, Gramz and Evans. The performance measures for the performance cash component are our average return on invested capital, or ROIC, during the relevant measurement periods, and our Adjusted EBITDA growth rate during the relevant measurement period, each of which is measured and calculated independently of each other, but with the relative achievement of our ROIC levels weighted 75% of the targeted total pay-out amount and our relative achievement of our Adjusted EBITDA growth rate weighted 25%. Under our cash performance plan, if our relative ROIC and/or Adjusted EBITDA growth rate over the relevant measurement period is equal to the 25th percentile of the respective Russell 2000 ROIC and/or Adjusted EBITDA growth rate over the measurement period, then the payment made to our named executive officers will be equal to 25% of the target pay-out amount for such respective performance measure. If we achieve performance of either or both measures equal to the 50th percentile, then the pay-out will be 100% of the target pay-out amount for such respective performance measure. If we achieve performance of either or both measures equal to the 75th percentile, then the pay-out will be 150% of the target pay-out amount for such respective performance measure. Performance achievements in between these percentiles will result in prorated pay-outs based on the foregoing pay-out ratios.
Restricted Stock
Our restricted stock grants prior to fiscal 2018 have a vesting schedule of 50% after the third anniversary of grant and 100% after the fifth anniversary. In fiscal 2018 through fiscal 2023, our restricted stock grants have a vesting schedule of 50% after the second anniversary of grant and 100% after the fourth anniversary. Beginning in fiscal 2024, our restricted stock grants have a vesting schedule of 50% after the second anniversary of grant and 100% after the third anniversary.
Based on the foregoing considerations, our Committee granted the following fiscal 2023 long-term incentive awards to our named executive officers based on benchmarking data provided to it by Willis Towers Watson, as well as the recommendations of our chief executive officer (other than with respect to himself).

Name	Total Dollar Value of Long-Term Incentive Award (100%)	Dollar Value/ Shares(1) of Option Component (40%)			Dollar Value/ Shares(2) of Restricted Stock Component (20%)			Dollar Value of Performance Cash Component Target Award (40%)
Mr. G. Marcus	$3,368,972	$1,364,616	/	172,300	$674,356	/	42,200	$1,330,000
Mr. C. Paris	584,462	236,808	/	29,900	116,654	/	7,300	231,000
Mr. T. Kissinger	1,107,394	448,272	/	56,600	222,122	/	13,900	437,000
Mr. M. Gramz	537,866	217,800	/	27,500	107,066		6,700	213,000
Mr. M. Evans	684,628	277,200	/	35,000	137,428	/	8,600	270,000
_____________________
(1)Based on an estimated fiscal 2023 FASB ASC Topic 718 option value per share of $7.92. Each option granted has an exercise price of $15.99 per share, which is equal to the closing sale price of our Common Shares on the March 7, 2023 stock option grant date.
(2)Based on the closing sale price of $15.98 per share of our Common Shares on the March 1, 2023 restricted stock grant date.

Our Committee granted the following fiscal 2024 long-term incentive awards to our named executive officers (other than to our chairman) based on benchmarking data provided to it by Willis Towers Watson, as well as the recommendations of our chief executive officer (other than with respect to himself).

Name	Total Dollar Value of Long-Term Incentive Award (100%)	Dollar Value/ Shares(1) of Performance Stock Units Component (20%)			Dollar Value/ Shares(2) of Restricted Stock Component (40%)			Dollar Value of Performance Cash Component Target Award (40%)
Mr. G. Marcus	$3,337,852	$669,284	/	45,100	$1,338,568	/	90,200	$1,330,000
Mr. C. Paris	722,812	145,432	/	9,800	289,380	/	19,500	288,000
Mr. T. Kissinger	1,166,932	234,472	/	15,800	467,460	/	31,500	465,000
Mr. M. Gramz	607,064	121,688		8,200	243,376	/	16,400	242,000
Mr. M. Evans	789,880	158,788		10,700	316,092	/	21,300	315,000
_____________________
(1)Based on the closing sale price of $14.84 per share of our Common Shares on the February 22, 2024 performance stock unit grant date.
(2)Based on the closing sale price of $14.84 per share of our Common Shares on the February 22, 2024 restricted stock grant date.
In addition to the annual grant of long-term incentive awards described above, in fiscal 2024, the Committee issued special long-term incentive grants of restricted stock awards to certain of our named executive officers in connection with the retention and considerable efforts of certain senior executives relative to our operation over the last several years during unique and trying circumstances. In connection with these awards, Messrs. Gregory Marcus, Paris, Kissinger and Evans received 192,300, 6,800, 57,100 and 8,500 shares of restricted stock, respectively, valued at $2,853,732, $100,912, $847,364 and $126,140, respectively. These special long-term incentive grants of restricted stock awards vest fully on the fourth anniversary of their grant, or upon retirement after the third anniversary of their grant.
Stock Option Policies
Prior to fiscal 2024, we generally followed a practice of granting stock options to all selected and then serving executives once a year on an annual fixed-date basis, with an effective grant date as of the third business day after the public release of our prior fiscal year financial results. We followed this practice so that the exercise price associated with our annual stock option grants is generally then most likely to reflect all then currently publicly available material information about our company. For newly-hired executives or other employees to whom we determine to grant equity-based awards, such grants are effective on the date on which our Committee approves such grants. We only granted options with an exercise price equal to the closing sale price of our Common Shares on the effective date of grant. All options were granted with an exercise price equal to 100% of the fair market value (i.e., closing sale price) of our Common Shares on the date of grant. Options granted prior to fiscal 2018 generally vest and become exercisable with respect to 40% of the shares after two years from the grant date, 60% after three years, 80% after four years and 100% after five years, and expire ten years after the grant date. Options granted since fiscal 2018 generally vest and become exercisable with respect to 50% of the shares after two years from the grant date, 75% after three years and 100% after four years, and expire ten years after the grant date. Beginning in fiscal 2024, we no longer grant stock options to our named executive officers.
We have adopted a policy that prohibits the repricing of stock options, and we have never repriced any options (other than in connection with making equitable adjustments as required under our stock option and equity awards plans in connection with stock splits and our special cash dividend). Similarly, we have never engaged in any type of so-called stock option “back dating” practices or other similar grant date manipulations of stock options, and we will never do so in the future. While our chief executive officer recommends the recipients of our equity-based awards and the relative level of such awards, we do not delegate authority to him or any other members of our management to grant awards to our named executive officers.
We try to maintain our so-called “burn rate” of annual equity grants at around 1-2% of our fully-diluted outstanding Common Shares. In fiscal 2023 and fiscal 2024 to date, our total annual burn rate was approximately 1.9% and 1.3%, respectively, with approximately 1.3% and 0.9%, respectively, attributable to stock options, performance stock units and restricted stock granted to our named executive officers.

Other Benefits
Qualified Retirement Plan
Our 401k Retirement Savings Plan (formerly known as the Pension Plus Plan) is a profit-sharing plan with Code Section 401(k) features and covers all of our eligible employees and eligible employees of our subsidiaries, including our named executive officers, and uses a participating employee’s aggregate direct compensation as the basis for determining the employee and employer contributions that are allocated to the employee’s account. A participating employee may elect to make deposits of up to 60% of his or her annual compensation. Prior to 2017, a variety of employer contributions, including employer matching and profit-sharing contributions, were permitted to be made to the 401k Retirement Savings Plan. Beginning in 2017, the 401k Retirement Savings Plan provides only one type of employer contribution: a matching contribution equal to 100% of the first 3% of compensation and 50% of the next 2% of compensation deposited by an employee into the 401k Retirement Savings Plan. The employee’s deposits, the employer pre-2017 basic contributions and the 2017 and later matching contributions allocated to a participating employee’s account are fully vested upon deposit, and the employer pre-2017 matching and profit performance contribution are subject to a graduated vesting schedule resulting in full vesting after six years of service. Each participating employee has the right to direct the investment of the employee’s account in one or more of several available investment funds, including Common Shares. The vested portion of a participating employee’s account balance becomes distributable only after the employee’s termination of employment or upon attainment of age 59 ½, although the employee has the right while employed to borrow a portion of such vested portion or make a withdrawal of the employee’s own deposits for certain hardship reasons that are prescribed by applicable federal law.
Nonqualified Deferred Compensation
Our Deferred Compensation Plan is a nonqualified defined contribution program whereby our eligible employees, including our named executive officers, may voluntarily make irrevocable elections to defer receipt of up to 100% of their annual cash compensation (i.e., salary and/or incentive bonus) on a pre-tax basis. The irrevocable election must be made prior to the start of any calendar year to which it applies and must specify both a benefit payment commencement date and a form of payment (i.e., lump sum or periodic installments). During each quarter of the deferral period, we apply to the deferred amount an earnings credit based on the prime interest rate of a designated national bank on the first day of the calendar quarter. The benefits payable under the Deferred Compensation Plan (i.e., the employee’s deferred amount plus his or her earnings credits) will be paid out of our general corporate assets as they become due (i.e., after the employee’s specified commencement date).
Our Retirement Income and Supplemental Retirement Plan, or our “Supplemental Plan,” is available to eligible employees with annual compensation in excess of a specified level ($135,000 and $150,000 for calendar years 2023 and 2024, respectively), including each of our named executive officers. The Supplemental Plan includes two components. The first component applies to certain participants (called “RIP Participants”) and provides nonqualified pension benefits consistent with those that the Supplemental Plan has historically provided. The second component applies to all other participants (called “SRP Participants”) and provides an account-based supplemental retirement benefit. All benefits payable under the Supplemental Plan are paid out of our general corporate assets as they become due after retirement or other termination.
A RIP Participant is an eligible employee who was a participant in the Supplemental Plan on December 31, 2008, and who met at least one of the following requirements on January 1, 2009: (1) the participant was age 50 or older; (2) the participant had 20 or more years of service; or (3) the participant was a member of the Corporate Executive Committee. Other than Mr. Paris and Mr. Evans, all of our named executive officers are RIP Participants.

A RIP Participant in the Supplemental Plan is entitled to receive annual benefits substantially in accordance with the table set forth below, except that the amounts shown in the table do not reflect the applicable reductions for Social Security benefits and benefits funded by employer contributions that are payable under our other employee benefit plans. For a RIP Participant entitled to the highest level of Social Security benefits who retires at age 65 during calendar year 2023, the reduction in annual Supplemental Plan benefits would equal approximately $39,400.

	Estimated Annual Pension Plan Benefits for Representative Years of Service
Final Five-Year Average Compensation	15	20	25	30
$100,000	$25,000	$33,300	$41,667	$50,000
200,000	50,000	66,600	83,334	100,000
350,000	87,500	116,550	145,834	175,000
500,000	125,000	166,500	208,335	250,000
650,000	162,500	216,450	270,835	325,000
800,000	200,000	266,400	333,333	400,000
950,000	237,500	316,350	395,836	475,000
The Supplemental Plan provides annual benefits to RIP Participants (calculated on a straight life annuity basis assuming the benefits commence at age 65) based on a formula that takes into account the employee’s average total compensation for the five highest compensation years within the employee’s last ten compensation years and the employee’s years of service (up to a maximum of 30). In calculating employee compensation for purposes of determining contributions to the Supplemental Plan for RIP Participants, we use a participating employee’s total cash compensation (which, for the named executive officers, is comprised of the salary and bonus amounts listed in the “Summary Compensation Table” below), excluding long-term performance cash amounts. In addition to a reduction equal to 50% of Social Security benefits, the Supplemental Plan reduces its benefits for RIP Participants by the benefits attributable to the employer contributions received by the participating employee under our other employee benefit plans, such as the 401k Retirement Savings Plan and our former qualified pension plans.
A RIP Participant is entitled to benefits under the Supplemental Plan upon normal retirement on or after age 65, early retirement after age 60 with at least five years of service, disability retirement after at least five years of service and other termination of employment after at least five years of service. A graduated vesting schedule, which provides for 50% vesting after five years of service and an additional 10% for each year of service thereafter, applies in the case of termination of employment before completing ten years of service or qualifying for normal, early or disability retirement.
The Supplemental Plan provides that the retirement benefits to which Mr. Stephen Marcus, who is a RIP Participant, is entitled upon his separation from service with us commenced effective January 1, 2009 and we calculate such benefits as if Mr. Stephen H. Marcus had terminated his employment with us on December 31, 2008. As a result, Mr. Stephen H. Marcus receives approximately $300,127 in payments under our Supplemental Plan each fiscal year until his death (slightly higher in a 53-week year).
The SRP Participants in the Supplemental Plan as of December 31, 2008 had their nonqualified supplemental pension benefits converted into an account balance benefit. The opening account balance for each of these individuals equaled the present value of his or her vested accrued supplemental pension benefit calculated under the Supplemental Plan as if such participant terminated employment on December 31, 2008. Each new SRP Participant in the Supplemental Plan will have an account balance benefit with an opening balance of zero.
Each SRP Participant’s account is credited with an allocation as of the last day of each calendar year if (1) the participant is considered a highly compensated employee for such year (for 2023 and 2024, had annual compensation in excess of $135,000 and $150,000, respectively, during the prior year), and (2) the participant is employed by us on the last day of such year, or has terminated employment during such year as a result of death, total and permanent disability, or retirement on or after age 65 with five years of service.

Each SRP Participant’s annual allocation depends on his or her employment status as of the last day of the calendar year. A SRP Participant who is a member of our corporate executive committee (group one), or who is a senior vice president, vice president, senior corporate associate, hotel general manager or any other individual who is designated as eligible for the SRP (group two), receives an allocation equal to a percentage of such participant’s compensation depending on such participant’s number of points. Points are determined by combining a participant’s age (as of his or her most recent birthday) and years of service as of the last day of a calendar year. The participant’s compensation for this purpose is his or her total direct compensation, excluding long-term performance cash amounts, for the period. The allocation for each participant in group one or group two shall equal the percentage of compensation as forth in the following table:

Points	Group One Percentage of Compensation	Group Two Percentage of Compensation
<60	2.0%	1.00%
60 – 69	2.5%	1.25%
70 – 79	3.0%	1.50%
80+	3.5%	1.75%
All accounts are credited quarterly with simple interest at the reference rate declared by J.P. Morgan Chase Bank N.A.
Each SRP Participant is 100% vested in his or her account upon termination of employment due to death or retirement on or after age 65 with five years of service or upon the occurrence of a total and permanent disability. In all other cases, an SRP Participant is vested in accordance with a graduated vesting schedule which provides for 50% vesting after five years of service and an additional 10% for each year of service thereafter. Each SRP Participant was required prior to December 31, 2008, to irrevocably elect the benefit payment date (or commencement date) and a form of payment for his or her account. Each new SRP Participant is required to make this election within the first 30 days of his or her participation date. Thereafter, every five years (e.g., 2020, 2025, 2030), a participant may make a new irrevocable election to apply to the allocations made to his or her account in the subsequent five years. An SRP Participant’s vested account will be paid on the later of his or her separation from service or the age elected by him or her, which must not be earlier than age 60 or later than age 65, or upon a total and permanent disability. An SRP Participant may elect to have his or her vested account paid in a single lump sum payment or installment payments over a number of years selected by the participant (not more than 10). If no election is made, an SRP Participant’s vested account will be paid in the form of a lump sum at the participant’s attainment of age 65, or separation from service, if later.
Executive Long Term Disability Plan
Our Executive Long Term Disability Plan provides supplemental long term disability insurance coverage for certain of our senior employees, including our named executive officers. The long term disability benefits that we provide under our Executive Long Term Disability Plan are in addition to any long term disability benefits that we provide to our employees generally and are fully insured under one or more individual insurance policies that we issue to each participant in the Executive Long Term Disability Plan. We are the named fiduciary for benefit claims under our Executive Long Term Disability Plan, and we have the right to determine all claims and appeals relating to the benefits that we provide under our Executive Long Term Disability Plan.
Perquisites
While our named executive officers may from time to time use certain of our properties for personal reasons, we generally incur no, or in some cases only nominal, incremental costs associated with such usage. We encourage our executive officers to personally use our properties because we believe that it is very important for our executives to be intimately familiar with our properties, our service and product offerings, and our markets. We believe that such personal hands-on experiences help us to enhance our customer services and be better positioned to understand, manage and operate our businesses. We otherwise provide only nominal perquisites to our named executive officers. No perquisites that we provided in fiscal 2023 to any named executive officer, individually or in the aggregate, had an incremental cost to us of in excess of $10,000.
Executive Stock Ownership and Anti-Hedging Policy
We have not adopted any executive or director stock ownership guidelines, although, as of the Record Date, the Marcus family beneficially owned approximately 25.4% of our outstanding shares and comprised the largest shareholder group in our company. Our other currently-active named executives each beneficially own significant amounts of our Common Shares through direct stock ownership, restricted stock awards and stock option grants and performance stock units. As of the Record Date, Messrs. Paris, Kissinger, Gramz and Evans beneficially owned 54,529, 424,050, 56,194 and 131,684 shares, respectively. As a result, we believe that our senior management team’s financial interests are significantly and directly aligned with the economic interests of our shareholders without the necessity of imposing arbitrary stock ownership guidelines. We have adopted a policy prohibiting our directors, executive officers and substantial shareholders from trading in puts, calls and other derivative securities relating to our Common Shares. Our policy also prohibits our directors, executive officers and substantial shareholders from engaging in hedging or pledging transactions relating to our Common Shares. We believe that hedging against losses in our Common Shares breaks the alignment between our shareholders and our executives that the equity grants described in this CD&A are intended to build.
Impact of Tax, Accounting and Dilution Considerations
Section 162(m) of the Code limits our tax deduction for compensation paid to certain covered employees, generally including our named executive officers, to $1 million per year per covered employee. However, our Compensation Committee reserves the right to provide compensation that is not fully tax-deductible under Section 162(m) to the extent it believes such compensation is necessary to continue to provide competitive arrangements intended to attract and retain, and provide appropriate incentives to, qualified officers and other key employees.
In addition to Section 162(m) deductibility considerations, our Compensation Committee carefully considers the accounting and financial reporting expenses associated with our grants of equity-based awards. We also consider the relative level of potential dilution to our shareholders resulting from such grants. As a result, we attempt to maintain an annual equity-based grant burn rate level of approximately 1-2% of our fully-diluted outstanding Common Shares.

Summary Compensation Table
Set forth below is information regarding the compensation earned by, paid or awarded to Stephen H. Marcus, our former chairman of the board, Gregory S. Marcus, our president and chief executive officer and chairman of the board, Chad M. Paris, our chief financial officer and treasurer, Thomas F. Kissinger, our senior executive vice president, general counsel and secretary, Mark A. Gramz, our president of Marcus Theatres Corporation and Michael R. Evans, our president of Marcus Hotels & Resorts, during fiscal 2023, fiscal 2022 and fiscal 2021. Messrs. Stephen Marcus, Gregory Marcus, Paris, Kissinger, Gramz and Evans comprised our named executive officers for fiscal 2023.
The following table sets forth for our named executive officers the following information for each relevant fiscal year: (1) the dollar amount of base salary earned; (2) the grant date fair value of all long-term equity-based awards held by each named executive officer; (3) the dollar amount of cash bonuses earned under our incentive bonus plan; (4) the change in pension value and the dollar amount of above-market earnings on nonqualified deferred compensation; (5) the dollar amount of all other compensation; and (6) the dollar value of total compensation.

Name and Current Principal Position	Fiscal Year	Salary	Bonus	Restricted Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(4)	All Other Compensation(5)(6)	Total
Stephen H. Marcus Former Chairman of the Board(7)	2023	$567,308	$—	$—	$—	$132,753	$219,820	$300,745	$1,220,626
	2022	623,842	—	—	—	149,842	—	300,745	1,074,429
	2021	603,850	145,151	—	—	—	—	300,745	1,049,746

Gregory S. Marcus Chairman of the Board, President and CEO	2023	$950,000	$—	$674,356	$1,364,616	$1,101,524	$658,888	$35,211	$4,784,595
	2022	942,360	—	601,965	1,179,520	770,430	6,414	18,605	3,519,294
	2021	874,555	487,905	905,466	1,320,826	229,425	5,490	10,480	3,834,147

Chad M. Paris CFO and Treasurer	2023	$410,114	$—	$116,654	$236,808	$154,766	$12,920	$18,632	$949,894
	2022	342,269	—	91,260	178,480	110,155	—	760	722,924
	2021	51,827	12,891	—	82,300	—	—	18	147,036

Thomas F. Kissinger Senior Executive Vice President, General Counsel and Secretary	2023	$565,662	$—	$222,122	$448,272	$336,249	$370,261	$30,351	$1,972,917
	2022	541,433	—	196,560	388,000	281,269	15,003	24,153	1,446,418
	2021	509,360	156,045	290,619	453,102	98,900	11,813	21,146	1,540,985

Mark A. Gramz(8) President of Marcus Theatres Corporation	2023	$441,308	$—	$107,066	$217,800	$210,593	$47,580	$20,099	$1,044,446
	2022	321,654	—	—	29,260	90,000	—	17,363	458,277
	2021	259,823	37,726	—	40,404	—	—	17,879	355,832

Michael R. Evans President of Marcus Hotels & Resorts	2023	$468,346	$—	$137,428	$277,200	$236,491	$24,660	$22,678	$1,166,803
	2022	445,193	—	121,095	250,800	507,853	13,000	18,764	1,356,705
	2021	410,562	212,500	96,873	221,260	—	—	15,450	956,645

(1)Reflects the grant date fair value of the restricted stock awarded as determined using the closing sale price of our Common Shares on such date. The amount was computed in accordance with FASB ASC Topic 718.
(2)Reflects the grant date fair value of the options awarded as determined using the closing sale price of our Common Shares on such date. The amount was computed in accordance with FASB ASC Topic 718. The assumptions made in the valuations are discussed in Footnote 8 to our fiscal 2023 financial statements.
(3)Reflects cash bonuses earned in fiscal 2022 and 2023 under our incentive bonus plan in connection with our achievement of the specific performance targets described above in the CD&A under “Cash Bonuses.” There were no cash bonuses earned under our incentive bonus plan in fiscal 2021. Amounts also reflect cash awards earned under the performance cash component of our long-term incentive plan in connection with our achievement of the specific performance targets described above in the CD&A under “Long-Term Incentive Awards.”
(4)The numbers in this column reflect the sum of (a) the aggregate change in the actuarial present value of accumulated benefits under our Supplemental Plan from the plan measurement date used for financial statement reporting purposes with respect to the applicable fiscal year to the plan measurement date used for financial statement reporting purposes with respect to the applicable fiscal year, and (b) above-market earnings in our Deferred Compensation Plan. The change in the present value of accumulated benefits under our Supplemental Plan during fiscal 2023 was due to changes in pay levels and a decrease in the assumed discount rate used to calculate the actuarial present value. The change in the present value of Mr. S. Marcus’, Mr. G. Marcus’, Mr. Kissinger’s and Mr. Gramz’s benefits under the Supplemental Plan for fiscal 2022 were negative numbers ($268,000, $1,674,000, $316,000 and $154,000, respectively), due primarily to an increase in the assumed discount rate used to calculate the actuarial present value. The change in the present value of Mr. S. Marcus’, Mr. G. Marcus’, Mr. Kissinger’s and Mr. Gramz’s benefits under the Supplemental Plan for fiscal 2021 were negative numbers ($313,000, $263,000, $74,000 and $306,000, respectively), due primarily to an increase in the assumed discount rate used to calculate the actuarial present value. Consistent with the SEC’s disclosure requirements, we treated these numbers as zero for the purposes of this table.
(5)$300,127 of the amount in this column for Mr. Stephen Marcus represents payments received under our Supplemental Plan in each of fiscal 2023, fiscal 2022 and fiscal 2021.
(6)We paid $9,448, $3,192, $8,162, $4,569 and $5,298 in fiscal 2023 in premiums under our Executive Long Term Disability Plan on behalf of Messrs. Gregory Marcus, Paris, Kissinger, Gramz and Evans, respectively. We paid $9,448, $8,162, $4,886 and $5,298 in fiscal 2022 in premiums under our Executive Long Term Disability Plan on behalf of Messrs. Gregory Marcus, Kissinger, Gramz and Evans, respectively. We paid $9,448, $8,162, $5,045 and $5,298 in fiscal 2021 in premiums under our Executive Long Term Disability Plan on behalf of Messrs. Gregory Marcus, Kissinger, Gramz and Evans, respectively.
(7)Mr. Stephen Marcus retired from his position as chairman of our board of directors May 23, 2023.
(8)Mr. Gramz was promoted to president of Marcus Theatres on October 1, 2022.

Grants of Plan-Based Awards
We maintain our 1995 Equity Incentive Plan, 2004 Equity and Incentive Awards Plan and our Long Term Incentive Plan, pursuant to which grants of restricted stock, restricted stock units, stock options, performance stock awards, performance stock units and performance cash awards may be made to our named executive officers (other than Mr. Stephen Marcus, who is not eligible to receive any equity-based awards under our equity plans), as well as other employees. The following table sets forth information regarding all such incentive plan awards that were granted to our named executive officers in fiscal 2023. The amounts set forth below should not be added to amounts set forth in the Summary Compensation Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: No. of Shares of Stock or Units	All Other Option Awards: No. of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(3)
Name	Grant Date(1)	Threshold	Target	Maximum	Threshold	Target	Maximum
Mr. S. Marcus	N/A	—	—	—	—	—	—	—	—	—	—
		0	$138,429	$442,973	—	—	—	—	—	—	—
Mr. G. Marcus	03/01/23	—	—	—	—	—	—	42,200	—	—	$674,356
	03/07/23	—	—	—	—	—	—	—	172,300	$15.99	1,364,616
		0	2,087,124	4,104,297	—	—	—	—	—	—	—
Mr. Paris	03/01/23	—	—	—	—	—	—	7,300	—	—	116,654
	03/07/23	—	—	—	—	—	—	—	29,900	15.99	236,808
		0	389,716	717,177	—	—	—	—	—	—	—
Mr. Kissinger	03/01/23	—	—	—	—	—	—	13,900	—	—	222,122
	03/07/23	—	—	—	—	—	—	—	56,600	15.99	448,272
		0	658,714	1,176,885	—	—	—	—	—	—	—
Mr. Gramz	03/01/23	—	—	—	—	—	—	6,700	—	—	107,066
	03/07/23	—	—	—	—	—	—	—	27,500	15.99	217,800
		0	437,128	889,860	—	—	—	—	—	—	—
Mr. Evans	03/01/23	—	—	—	—	—	—	8,600	—	—	137,428
	03/07/23	—	—	—	—	—	—	—	35,000	15.99	277,200
		0	506,557	1,006,057	—	—	—	—	—	—	—
_____________________
(1)Our equity award granting practices are described above in the CD&A.
(2)Reflects potential payouts under our annual incentive bonus plan and the performance cash component of our long-term incentive plan. For fiscal 2023, maximum awards were limited to approximately 234% – 320% of the named executive officer’s target award under our incentive bonus plan and 150% of the named executive officer’s target award under the performance cash component of our long-term incentive plan.
(3)The full grant date fair value of each equity award calculated in accordance with FASB ASC Topic 718.
The portion of the above amounts of non-equity incentive plan (i.e., long-term performance cash) awards under our long-term incentive plan will be determined pursuant to our achievement in fiscal 2027 of the specific five-year performance targets for Messrs. Gregory Marcus, Kissinger and Evans, will be determined pursuant to our achievement in fiscal 2026 of the specific four-year performance targets for Mr. Paris and will be determined pursuant to our achievement in fiscal 2025 of the specific three-year performance targets for Mr. Gramz, in each case, as described above in the CD&A. The number of our Common Shares subject to stock options and restricted stock awards granted to our named executive officers were also determined as described above in the CD&A.
Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information on outstanding stock option and restricted stock awards held by our named executive officers at the end of fiscal 2023 on December 28, 2023, including the number of Common Shares underlying both exercisable and unexercisable portions of each stock option, as well as the exercise price and expiration date of each outstanding option.

	Option Awards						Restricted Stock Awards
Name	No. of Common Shares Underlying Unexercised Options (#Exercisable)	No. of Common Shares Underlying Unexercised Options (#Unexercisable)		Equity Incentive Plan Awards: No. of Common Shares Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	No. of Common Shares That Have Not Vested		Market Value of Common Shares That Have Not Vested(1)	Equity Incentive Plan Awards: No. of Unearned Common Shares That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested
Mr. S. Marcus	N/A	—		—	—	—	—		—	—	—

Mr. G. Marcus	49,500	—		—	18.34	07/29/2024	—		—	—	—
	44,100	—		—	20.26	07/28/2025	—		—	—	—
	28,500	—		—	18.68	03/01/2026	—		—	—	—
	40,000	—		—	31.20	02/28/2027	—		—	—	—
	75,000	—		—	27.00	02/27/2028	—		—	—	—
	70,200	—		—	41.90	02/26/2029	—		—	—	—
	90,750	30,250	(2)	—	28.88	02/25/2030	—		—	—	—
	60,000	20,000	(3)	—	12.71	05/08/2030	—		—	—	—
	68,650	68,650	(4)	—	21.84	03/09/2031	—		—	—	—
	—	152,000	(5)	—	17.04	03/08/2032	—		—	—	—
	—	172,300	(6)	—	15.99	03/07/2033	—		—	—	—
	—	—		—	—	—	1,875	(7)	27,544	—	—
	—	—		—	—	—	788	(8)	11,576	—	—
	—	—		—	—	—	788	(8)	11,576	—	—
	—	—		—	—	—	8,500	(9)	124,865	—	—
	—	—		—	—	—	14,600	(10)	214,474	—	—
	—	—		—	—	—	34,300	(11)	503,867	—	—
	—	—		—	—	—	42,200	(12)	619,918	—	—

Mr. Paris	5,000	5,000	(13)	—	18.68	10/18/2031	—		—	—	—
	—	23,000	(14)	—	17.04	03/08/2032	—		—	—	—
	—	29,900	(15)		15.99	03/07/2033	—		—	—	—
	—	—		—	—	—	5,200	(16)	76,388	—	—
							7,300	(17)	107,237	—	—

Mr. Kissinger	15,683	—		—	18.34	07/29/2024	—		—	—	—
	19,300	—		—	20.26	07/28/2025	—		—	—	—
	12,300	—		—	18.68	03/01/2026	—		—	—	—
	17,000	—		—	31.20	02/28/2027	—		—	—	—
	24,400	—		—	27.00	02/27/2028	—		—	—	—
	23,400	—		—	41.90	02/26/2029	—		—	—	—
	29,250	9,750	(18)	—	28.88	02/25/2030	—		—	—	—
	15,000	5,000	(19)	—	12.71	05/08/2030	—		—	—	—
	23,550	23,550	(20)	—	21.84	03/09/2031	—		—	—	—
	—	50,000	(21)	—	17.04	03/08/2032	—		—	—	—
	—	56,600	(22)	—	15.99	03/07/2023
	—	—		—	—	—	1,250	(23)	18,363	—	—
	—	—		—	—	—	464	(24)	6,816	—	—
	—	—		—	—	—	464	(24)	6,816	—	—
	—	—		—	—	—	2,750	(25)	40,398	—	—
	—	—		—	—	—	5,000	(26)	73,450	—	—

	Option Awards						Restricted Stock Awards
Name	No. of Common Shares Underlying Unexercised Options (#Exercisable)	No. of Common Shares Underlying Unexercised Options (#Unexercisable)		Equity Incentive Plan Awards: No. of Common Shares Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	No. of Common Shares That Have Not Vested		Market Value of Common Shares That Have Not Vested(1)	Equity Incentive Plan Awards: No. of Unearned Common Shares That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested
	—	—		—	—	—	11,200	(27)	164,528	—	—
	—	—		—	—	—	13,900	(28)	204,191	—	—

Mr. Gramz	700	—		—	18.34	07/29/2024	—		—	—	—
	3,500	—		—	20.26	07/28/2025	—		—	—	—
	2,040	—		—	18.68	03/01/2026	—		—	—	—
	3,500	—		—	31.20	02/28/2027	—		—	—	—
	3,500	—		—	27.00	02/27/2028	—		—	—	—
	3,500	—		—	41.90	02/26/2029	—		—	—	—
	2,625	875	(29)	—	28.88	02/25/2030	—		—	—	—
	1,312	438	(30)	—	12.71	05/08/2030	—		—	—	—
	2,100	2,100	(31)	—	21.84	03/09/2031	—		—	—	—
	—	3,500	(32)	—	17.04	03/08/2032	—		—	—	—
	—	27,500	(33)	—	15.99	3/07/2033	—		—	—	—
							6,700	(34)	98,423	—	—

Mr. Evans	24,379	8,127	(35)	—	31.11	01/08/2030	—		—	—	—
	5,338	1,779	(36)	—	28.88	02/25/2030	—		—	—	—
	15,000	5,000	(37)	—	12.71	05/08/2030	—		—	—	—
	11,500	11,500	(38)	—	21.84	03/09/2031	—		—	—	—
	—	30,000	(39)	—	17.04	03/08/2032	—		—	—	—
	—	35,000	(40)	—	15.99	03/07/2033	—		—	—	—
	—	—		—	—	—	1,334	(41)	19,596	—	—
	—	—		—	—	—	2,450	(42)	35,991	—	—
	—	—		—	—	—	6,900	(43)	101,361	—	—
	—	—		—	—	—	8,600	(44)	126,334	—	—

(1)Reflects the amount calculated by multiplying the number of unvested restricted shares by the closing price of our Common Stock as of December 28, 2023 of $14.69.
(2)30,250 options will vest on February 25, 2024.
(3)20,000 options will vest on May 8, 2024.
(4)34,325 options will vest on each of March 9, 2024 and March 9, 2025.
(5)76,000 options will vest on March 8, 2024 and 38,000 options will vest on each March 8, 2025 and March 8, 2026.
(6)86,150 options will vest on March 7, 2025 and 43,075 options will vest on each March 7, 2026 and March 7, 2027.
(7)1,875 shares of restricted stock will vest upon retirement, permanent disability or death.
(8)788 shares of restricted stock will vest upon retirement, permanent disability or death.
(9)8,500 shares of restricted stock will vest on February 19, 2024.
(10)14,600 shares of restricted stock will vest on February 25, 2025.
(11)17,150 shares of restricted stock will vest on each February 23, 2024 and February 23, 2026.
(12)21,100 shares of restricted stock will vest on each March 1, 2025 and March 1, 2027.
(13)2,500 options will vest on each October 18, 2024 and October 18, 2025.
(14)11,500 options will vest on March 8, 2024 and 5,750 options will vest on each March 8, 2025 and March 8, 2026.
(15)14,950 options will vest on March 7, 2025 and 7,475 options will vest on each March 7, 2026 and March 7, 2027.
(16)2,600 shares of restricted stock will vest on each of February 23, 2024 and February 23, 2026.
(17)3,650 shares of restricted stock will vest on each of March 1, 2025 and March 1, 2027.
(18)9,750 options will vest on February 25, 2024.
(19)5,000 options will vest on May 8, 2024.

(20)11,775 options will vest on each March 9, 2024 and March 9, 2025.
(21)25,000 options will vest on March 8, 2024 and 12,500 options will vest on each March 8, 2025 and March 8, 2026.
(22)28,300 options will vest on March 7, 2025 and 14,150 options will vest on each March 7, 2026 and March 7, 2027.
(23)1,250 shares of restricted stock will vest upon retirement, permanent disability or death.
(24)464 shares of restricted stock will vest upon retirement, permanent disability or death.
(25)2,750 shares of restricted stock will vest on February 19, 2024.
(26)5,000 shares of restricted stock will vest on February 25, 2025.
(27)5,600 shares of restricted stock will vest on each February 23, 2024 and February 23, 2026.
(28)6,950 shares of restricted stock will vest on each March 1, 2025 and March 1, 2027.
(29)875 options will vest on February 25, 2024.
(30)438 options will vest on May 8, 2024.
(31)1,050 options will vest on each March 9, 2024 and March 9, 2025.
(32)1,750 options will vest on March 8, 2024 and 875 options will vest on each March 8, 2025 and March 8, 2026.
(33)13,750 options will vest on March 7, 2025 and 6,875 options will vest on each March 7, 2026 and March 7, 2027.
(34)3,350 shares of restricted stock will vest on each March 1, 2025 and March 1, 2027.
(35)8,127 options will vest on January 8, 2024.
(36)1,779 options will vest on February 25, 2024.
(37)5,000 options will vest on May 8, 2024.
(38)5,750 options will vest on each March 9, 2024 and March 9, 2025.
(39)15,000 options will vest on March 8, 2024 and 7,500 options will vest on each March 8, 2025 and March 8, 2026.
(40)17,500 options will vest on March 7, 2025 and 8,750 options will vest on each March 7, 2026 and March 7, 2027.
(41)1,333 shares of restricted stock will vest on February 19, 2024.
(42)2,450 shares of restricted stock will vest on February 25, 2025.
(43)3,450 shares of restricted stock will vest on each February 23, 2024 and February 23, 2026.
(44)4,300 shares of restricted stock will vest on each March 1, 2025 and March 1, 2027.

Option Exercises and Restricted Stock Vested
The following table sets forth information regarding each exercise of stock options and vesting of restricted stock that occurred during fiscal 2023 for each of our named executive officers on an aggregated basis. The amounts set forth below should not be added to the amounts set forth in the Summary Compensation Table.

Name	Number of Shares Acquired on Option Exercise	Value Realized on Option Exercise(1)	Number of Shares Acquired on Vesting of Restricted Shares	Value Realized on Vesting of Restricted Shares(2)
Mr. S. Marcus	N/A	—	N/A	—
Mr. G. Marcus	57,500	$112,700	20,400	$321,188
Mr. Paris	—	—	—	—
Mr. Kissinger	—	—	6,950	$109,427
Mr. Gramz	—	—	—	—
Mr. Evans	—	—	2,450	$38,465
_____________________
(1)Reflects the amount calculated by multiplying the number of shares received upon exercise of options by the difference between the closing price of our Common Shares on the exercise date and the exercise price of the exercised options, and, along with the “Number of Shares Acquired on Option Exercise,” has not been reduced to account for any shares withheld by the Company to satisfy the exercise price or tax liability incident to the exercise of stock options.
(2)Reflects the amount calculated by multiplying the number of vested restricted shares by the closing price of our Common Shares on the date the restricted shares vested.
Pension Benefits
The following table sets forth the actuarial present value of each named executive officer’s accumulated benefits under our Supplemental Plan as of the end of fiscal 2023 on December 28, 2023, assuming benefits are paid at normal retirement age based on current levels of compensation, as well as payments made to Mr. Stephen Marcus during fiscal 2023 under our Supplemental

Plan as a result of his retirement on January 6, 2009 as our chief executive officer. The table also shows the number of years of credited service under each such plan, which are subject to a maximum of 30, and the estimated annual benefits payable under the Supplemental Plan at normal retirement age as of the end of fiscal 2023 on December 28, 2023. The amounts set forth below should not be added to the amounts set forth in the Summary Compensation Table.

Name	Plan Name	Number of Years Credited Service		Present Value of Accumulated Benefits	Payments During Last Fiscal Year	Estimated Annual Benefits Payable at Normal Retirement Age
Mr. S. Marcus	Supplemental Plan	30	(1)	$6,851,000	$300,127	$300,000
Mr. G. Marcus	Supplemental Plan	30	(2)	3,169,000	—	700,000
Mr. Paris	Supplemental Plan	2		13,000	—	10,000
Mr. Kissinger	Supplemental Plan	30		3,169,000	—	264,000
Mr. Gramz	Supplemental Plan	30		1,220,000	—	107,000
Mr. Evans	Supplemental Plan	3		38,000	—	34,000
_____________________
(1)Mr.Stephen Marcus was employed by us for 62 years, but his years of credited service under the Supplemental Plan are subject to a maximum of 30.
(2)Mr. Gregory Marcus has been employed by us for 31 years, but his years credited service under the Supplement Plan are subject to a maximum of 30.
Our Supplemental Plan benefits payable to Messrs. Stephen Marcus, Gregory Marcus, Paris, Kissinger, Gramz and Evans are determined under the formula illustrated above in the CD&A. Covered compensation for purposes of the Supplemental Plan consists of salary, bonus and non-equity incentive compensation, but excluding long-term performance cash amounts. The payments to Mr. Stephen Marcus under the Supplemental Plan in fiscal 2023 are discussed above under “Nonqualified Deferred Compensation.”
Nonqualified Deferred Compensation—Annual Contribution
The following table sets forth annual executive and Company contributions under our Deferred Compensation Plan, as well as each named executive officer’s withdrawals, earnings and fiscal year end balances in those plans. The amounts set forth below should not be added to the amounts set forth in the Summary Compensation Table.

Name	Executive Contributions in Fiscal 2023(1)	Company Contributions in Fiscal 2023	Aggregate Earnings in Fiscal 2023(2)	Aggregate Withdrawals/ Distributions in Fiscal 2023	Aggregate Balance at December 28, 2023(3)
Mr. S. Marcus	$—	$—	$—	$—	$—
Mr. G. Marcus	—	—	42,432	—	556,332
Mr. Paris	—	—	—	—	—
Mr. Kissinger	141,415	—	73,463	448,013	1,019,588
Mr. Gramz	—	—	—	—	—
Mr. Evans	—	—	—	—	—
_____________________
(1)All of the amounts reported in this column were also reported as compensation in the Summary Compensation Table.
(2)Certain amounts reported in this column were considered above-market earnings and therefore are reported as compensation in the Summary Compensation Table, including $17,728 for Mr. Gregory Marcus and $30,871 for Mr. Kissinger.
(3)The amounts reported in this column include $360,363 for Mr. Gregory Marcus and $1,463,184 for Mr. Kissinger that was previously reported as compensation in the Summary Compensation Table for years prior to fiscal 2023.
Disclosure Regarding Termination and Change in Control Provisions
Employment, Severance and Change in Control Agreements
We do not provide our executives with individual employment, severance or change-in-control agreements, other than the benefit plans otherwise described above in the CD&A and our standard policies generally applicable to all salaried employees. Generally, the vesting period for our stock option grants, restricted stock awards and performance cash awards will be accelerated upon normal retirement or death. Our Compensation Committee has discretion to accelerate the vesting of such grants and awards upon a potential future change-in-control of our company.
Pay Ratio
As required by Item 402(u) of SEC Regulation S-K, we are providing the following information about the ratio of the median annual total compensation of our employees and the annual total compensation of Gregory S. Marcus, our president and chief executive officer. For the year ended December 28, 2023:
•The annual total compensation of our median employee was reasonably estimated to be $11,500.
•The annual total compensation of Mr. Gregory Marcus was $4,784,595.
Based on this information, the ratio of the annual total compensation of our chief executive officer to the annual total compensation of our median employee is estimated to be 416 to 1.
We identified our median employee using a multi-step process. First, we examined the wages of all individuals employed by us on November 1, 2023 (other than Mr. Gregory Marcus), whether full-time, part-time or on a seasonal basis, to identify the median base wage of all our employees. We annualized wages and salaries for all permanent employees who were hired after December 29, 2022, as permitted by SEC rules. We selected the individual within such group whose total wage was at the median to serve as our median employee whose compensation is disclosed above. The median employee was identified as a part-time associate in one of our theatres.
To calculate our ratio, we divided Mr. Gregory Marcus’ annual total compensation by the annual total compensation of our median employee. We calculated the total compensation of the median employee according to the same rules we use to calculate the total compensation of our named executive officers in the Summary Compensation Table. Total compensation of our median employee was lower than in prior pre-pandemic years due to the fact that our theatres and hotels continued to operate at reduced staffing levels during fiscal 2023. To calculate Mr. Gregory Marcus’ annual total compensation, we used the amount reported in the “Total” column of our Summary Compensation Table for fiscal 2023.
Pay-Versus-Performance
The following table sets forth information regarding the compensation received by our Principle Executive Officer (PEO) and our named executive officers compared to compensation actually paid to such officers, as required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, and certain financial performance measures during the last four completed fiscal years.

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers(3)	Average Compensation Actually Paid to Non-PEO Named Executive Officers(2)	Value of initial fixed $100 investment based on:		Net Earnings (Loss) Attributable to The Marcus Corporation	Adjusted EBITDA(5)
					Total Shareholder Return (4)	Peer Group Total Shareholder Return (4)
							(in thousands)	(in thousands)
2023	$4,784,595	$3,836,963	$1,270,937	$1,101,976	$46.34	$70.60	$14,794	$108,723
2022	3,519,294	2,860,630	1,134,366	1,004,068	44.25	45.73	(11,972)	85,074
2021	3,834,147	4,721,255	1,585,182	1,762,217	55.41	72.00	(43,293)	35,080
2020	4,608,010	735,093	1,534,826	574,223	41.61	67.02	(124,843)	(71,574)
(1)The dollar amounts reported represent the amount of total compensation reported for Mr. Gregory Marcus, who served as our PEO in 2020, 2021, 2022 and 2023, for each corresponding fiscal year in the “Total” column of the Summary Compensation Table. Refer to “Summary Compensation Table” for more information.
(2)The dollar amounts reported represent the amount of “compensation actually paid” to our PEO and the average compensation actually paid to our non-PEO NEOs, as computed in accordance with Item 402(v) of Regulation S-K, in fiscal 2020, 2021, 2022 and 2023. The dollar amounts do not reflect the actual amount of compensation earned by or paid to our PEO or the average amount paid to our non-PEO NEOs during the applicable fiscal year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to our PEO’s and average non-PEO NEOs’ total compensation for each fiscal year to determine the compensation actually paid:

	PEO
	2020	2021	2022	2023
Summary Compensation Table Total	$4,608,010	$3,834,147	$3,519,294	$4,784,595
Deductions(a)
Deduction for amounts reported in the "Restricted Stock Awards" column in the Summary Compensation Table	(534,310)	(905,466)	(601,965)	(674,356)
Deduction for amounts reported in the "Option Awards" column in the Summary Compensation Table	(1,200,700)	(1,320,826)	(1,179,520)	(1,364,616)
Reduction for values reported in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column in the Summary Compensation Table	(1,917,912)	(5,490)	(6,414)	(658,888)
Equity - Change in Fair Value (Increases/Deductions)(b)
Year-end fair value of current year equity awards	1,076,480	1,763,988	1,419,015	1,710,577
Year-over-year change in fair value of outstanding and unvested equity awards	(1,260,390)	725,441	(635,785)	(75,435)
Year-over-year change in fair value of equity awards granted in prior years that vested in the year	(389,085)	211,461	(50,995)	115,086
Increase for service cost and prior service cost for pension plans	353,000	418,000	397,000	—
Compensation Actually Paid	$735,093	$4,721,255	$2,860,630	$3,836,963

	Average for Non-PEO NEOs
	2020	2021	2022	2023
Summary Compensation Table Total	$1,534,826	$1,585,182	$1,134,366	$1,270,937
Deductions(a)
Deduction for amounts reported in the "Restricted Stock Awards" column in the Summary Compensation Table	(161,865)	(282,217)	(125,658)	(116,654)
Deduction for amounts reported in the "Option Awards" column in the Summary Compensation Table	(286,635)	(357,864)	(206,416)	(236,016)
Reduction for values reported in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column in the Summary Compensation Table	(356,528)	(42,487)	(4,667)	(135,048)
Equity - Change in Fair Value (Increases/Deductions)(b)
Year-end fair value of current year equity awards	257,054	511,428	264,822	295,871
Year-over-year change in fair value of outstanding and unvested equity awards	(384,947)	184,654	(99,092)	(11,256)
Year-over-year change in fair value of equity awards granted in prior years that vested in the year	(121,755)	61,297	(39,743)	11,772
Increase for service cost and prior service cost for pension plans	94,072	102,223	80,456	22,370
Compensation Actually Paid	$574,223	$1,762,217	$1,004,068	$1,101,976
(a)The grant date fair value of equity awards represents the total of the amounts reported in the “Restricted Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable fiscal year.
(b)The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.
(3)The dollar amount reported represents the average of the amount of total compensation reported for our company’s NEOs as a group, excluding our PEO, in the “Total” column of the Summary Compensation Table. The NEOs included for purposes of calculating the average amounts in each applicable fiscal year are as follows; (a) for 2020 and 2021, Stephen H. Marcus, Douglas A. Neis, Thomas F. Kissinger and Rolando B. Rodriguez; (b) for 2022, Stephen H. Marcus, Chad M. Paris, Thomas F. Kissinger, Douglas A. Neis and Rolando B. Rodriguez; and (c) for 2023, Stephen H. Marcus, Chad M. Paris, Thomas F. Kissinger, Mark A. Gramz and Michael R. Evans. Mr. Neis retired from his position as Executive Vice President and Chief Financial Officer and Mr. Paris was appointed Chief Financial Officer and Treasurer effective May 15, 2022. Mr. Rodriguez retired from his position as Executive Vice President, Chairman, President and Chief Executive Officer of Marcus Theatres Corporation and Mr. Gramz was appointed President of Marcus Theatres Corporation effective October 1, 2022. Messrs. Gramz and Evans were appointed executive officers on May 31, 2023.
(4)Total Shareholder Return (“TSR”) is determined based on the value of an initial fixed investment of $100 and that all distributions or dividends were reinvested on a quarterly basis. The Composite Peer Group is comprised of the Dow Jones U.S. Hotels Index (weighted 35%) and Cinemark Holdings, Inc. (weighted 65%).

(5)Adjusted EBITDA is a non-GAAP measure used by management and our board of directors to assess our financial performance and enterprise value. We define Adjusted EBITDA as net earnings (loss) attributable to The Marcus Corporation before investment income or loss, interest expense, other expense, gain or loss on disposition of property, equipment and other assets, equity earnings or losses from unconsolidated joint ventures, net earnings or losses attributable to noncontrolling interests, income taxes and depreciation and amortization, adjusted to eliminate the impact of certain items that we do not consider indicative of our core operating performance. The following table sets forth our reconciliation of Adjusted EBITDA (in millions):

	2020	2021	2022	2023
Net income (loss) attributable to The Marcus Corporation	$(124.8)	$(43.3)	$(12.0)	$14.8
Add (deduct):
Investment income	(0.6)	(0.6)	—	(2.4)
Interest expense	16.3	18.7	15.3	12.7
Other expense (income)	1.0	2.5	2.1	1.8
Gain on disposition of property, equipment and other assets	(0.9)	(3.2)	(1.1)	—
Gain on sale of hotel	—	—	(6.3)	—
Equity losses from unconsolidated joint ventures, net	1.5	0.1	0.1	0.1
Net earnings attributable to noncontrolling interests	—	—	2.9	—
Income tax expense (benefit)	(70.9)	(15.7)	7.1	6.9
Depreciation and amortization	75.1	72.1	67.1	67.3
Share-based compensation expenses(a)	4.4	9.3	8.2	6.4
Property closure/reopening expenses(a)	11.5	—	—	—
Impairment charges(a)	24.7	5.8	1.5	1.1
Government grants and federal tax credits(a)	(7.0)	(10.7)	—	—
Insurance proceeds(a)	(1.8)	—	—	—
Adjusted EBITDA	$(71.6)	$35.1	$85.1	$108.7
(a) See “Adjusted EBITDA” in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the fiscal 2023 Form 10-K for further discussion of reconciling items.

As noted above, the Committee believes in a holistic evaluation of the NEOs’ and the Company’s performance and uses a mix of performance measures throughout our annual and long-term incentive programs to align executive pay with Company performance. As required by SEC rules, the financial performance measures identified as the most important for NEOs’ 2023 compensation decisions are listed in the table below, each of which is described in more detail in the CD&A under the sections “Annual Cash Bonuses” and “Long-Term Incentive Awards”.

Most Important Financial Performance Measures Used to Link Compensation Paid to Company Performance
Adjusted EBITDA
Return on Invested Capital (“ROIC”)
Adjusted Pretax Income (“API”)
Adjusted Division Income (“ADI”)

The following graph compares the compensation actually paid to our PEO, the average of the compensation actually paid to our remaining Non-PEO NEOs and the TSR performance of our common stock with the TSR performance of the Composite Peer Group. The TSR amounts in the graph assume that $100 was invested beginning on December 26, 2019 and that all distributions or dividends were reinvested on a quarterly basis. The graph below shows the relationship between compensation actually paid and total shareholder return for The Marcus Corporation and the Composite Peer Group.

The following graph compares the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs with net earnings (loss) attributable to The Marcus Corporation and Adjusted EBITDA, the most important financial metric for connecting the Company’s financial performance and compensation.

Non-Employee Director Compensation
The following table sets forth information regarding the compensation received by each of our non-employee directors during fiscal 2023. Our other directors are named executive officers and receive no compensation for their services as directors and are therefore omitted from the table.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Restricted Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Diane Marcus Gershowitz	$47,000	$24,115	$45,730	$9,996	$—	$—	$1,197	$128,038
Allan H. Selig(4)	55,250	24,115	45,730	9,996	—	—	1,197	136,288
Timothy E. Hoeksema	58,500	24,115	45,730	9,996	—	—	1,197	139,538
Philip L. Milstein	58,750	24,115	45,730	9,996	—	—	1,197	139,788
Brian J. Stark	62,250	24,115	45,730	9,996	—	—	1,197	143,288
Bruce J. Olson	47,000	24,115	45,730	9,996	—	—	1,197	128,038
Katherine M. Gehl	53,000	24,115	45,730	9,996	—	—	1,197	134,038
Austin M. Ramirez	47,000	24,115	45,730	9,996			—	126,841
_____________________
(1)The dollar amount is equal to the number of shares issued multiplied by the closing sale price of our Common Shares on May 24, 2023, the date the shares were issued.
(2)Reflects the grant date fair value of the restricted stock awarded as determined using the closing sale price of our Common Shares on such date. The amount was computed in accordance with FASB ASC Topic 718.
(3)Reflects the grant date fair value of the options awarded as determined using the closing sale price of our Common Shares on such date. The amount was computed in accordance with FASB ASC Topic 718. The assumptions made in the valuations are discussed in Footnote 9 of our fiscal 2023 financial statements.
(4)This amount includes $2,250 of which Mr. Selig was overpaid in our fiscal 2023 for his attendance at board meetings in fiscal 2023. This was corrected by withholding such amount from the amount he was compensated for attending our first meeting of our board of directors in fiscal 2024.
Pursuant to our non-employee director compensation plan, our non-employee directors received in fiscal 2023: (1) a cash retainer of $25,000; (2) a board meeting attendance fee of $5,500; (3) a restricted stock grant of Common Shares valued at $45,000, with the number of shares being determined by dividing $45,000 by the volume-weighted average price for the 20 trading days preceding the date of the grant and that vest at the earlier of (a) 100% upon the director’s eligibility for normal retirement (as determined by the Compensation Committee) from the board of directors or upon death or (b) 50% upon the second anniversary of the grant date if the individual is then still serving as a director and the remaining 50% upon the fourth anniversary of the grant date if the individual is then still serving as a director; (4) a yearly annual meeting stock grant retainer of Common Shares valued at $25,000, with the number of shares being determined by dividing $25,000 by the volume-weighted average price for the 20 trading days preceding the date of the grant; (5) an attendance fee of $1,750 for each board committee meeting attended (or $2,000 per committee meeting attended if that person served as the committee’s chairperson), except that each member of the Audit Committee is to receive $2,000 per committee meeting attended, and the chairman of the Audit Committee is to receive $2,500 per committee meeting attended; and (6) an option to purchase Common Shares valued at $10,000, with the number of common shares determined by dividing $10,000 by the calculated Black Scholes value of the option as of the grant date, the last day of the fiscal year, with the exercise price of all options granted to non-employee directors is to be equal to 100% of the fair market value of the Common Shares on the date of grant.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the above CD&A with management and, based on such review and discussion, has recommended to the board of directors that the CD&A be included in this proxy statement.

By the Compensation Committee:

Allan H. Selig, Chairman Philip L. Milstein Brian J. Stark

AUDIT COMMITTEE REPORT
To the Board of Directors of The Marcus Corporation:
Each of the undersigned Audit Committee members: (1) served on the Audit Committee during fiscal 2023; and (2) is an independent, non-employee director as defined by the rules of the NYSE and the SEC. In addition, Timothy E. Hoeksema, Brian J. Stark and Katherine M. Gehl are each “audit committee financial experts,” as defined by the SEC. Our Audit Committee has a written charter, which is available on the Company’s website at investors.marcuscorp.com.
Our Audit Committee oversees the Company’s financial reporting process on behalf of the board of directors. Our management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. We are not employees of the Company and we are not accountants or auditors by profession or experts in the fields of accounting or auditing. Our discussions with management and Deloitte & Touche LLP do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that Deloitte & Touche LLP is in fact “independent.”
Our Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended December 28, 2023 with management and has discussed with Deloitte & Touche LLP its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and other matters required to be discussed by AS 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”), and Rule 2-07 of Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended. Deloitte & Touche LLP has provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Deloitte & Touche LLP its independence from management and the Company and considered the compatibility of Deloitte & Touche LLP’s provision of non-audit services with its independence.
Our Audit Committee discussed with Deloitte & Touche LLP the overall scope and plans for its audit. We met with Deloitte & Touche LLP, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
In reliance on the reviews and discussions referred to above, our Audit Committee recommended to the board of directors that the Company’s audited consolidated financial statements be included in the Annual Report on Form 10-K at and for the fiscal year ended December 28, 2023 for filing with the SEC.
This report and the information herein do not constitute soliciting material and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing by or of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

By the Audit Committee:

Brian J. Stark, Chairman Katherine M. Gehl Timothy E. Hoeksema

PROPOSAL 2 — APPROVAL, BY ADVISORY VOTE, OF
THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
As indicated by the preceding discussion, executive compensation is an important matter both to us and to our shareholders. In addition, Section 14A of the Securities Exchange Act of 1934, as amended, requires that we provide our shareholders with an opportunity to approve the compensation of our named executive officers by a non-binding advisory vote. Accordingly, we are seeking the approval of our shareholders through this advisory vote of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narratives contained in this proxy statement. At our 2023 annual meeting, over 98% of the votes cast and over 97% of all shares entitled to vote at the meeting were voted in favor of the compensation of our named executive officers. In developing our executive compensation and benefit programs that were in effect for fiscal 2023 as disclosed in the Compensation Discussion and Analysis section 2023 the accompanying compensation tables and narratives contained in this proxy statement, we maintained during fiscal 2023 many of the same executive compensation and benefit programs that were overwhelmingly approved by our shareholders at our 2023 annual meeting.
We have designed our executive compensation program to attract, motivate and retain people with the skills required to achieve our performance goals in a competitive business environment, and to enhance our overall financial performance. Our compensation programs are based on the principle of pay for performance. Our intention is for our executive compensation programs to reflect the level of our executive officers’ individual contributions and our corporate performance, while striking an appropriate balance between short-term and longer-term corporate performance. We evaluate performance over several periods of time, and while the specific elements of executive compensation vary from time to time, our executive compensation programs focus on the principle of pay for performance, both in program design and in the specific awards. As discussed in greater detail in the Compensation Discussion and Analysis Section, both our variable incentive and long term incentive plans tie the compensation of our executive officers to strong performance metrics that align executive officers’ cash and equity incentives with sustained growth in long-term shareholder value.
In addition, we and the Compensation Committee of our board of directors consider the following principles when designing and implementing compensation programs for our executive officers:
•We strive to compensate our executives at competitive levels to ensure that we attract, retain and motivate our key management employees who we expect will contribute significantly to our long-term success and value creation.
•We link our executives’ compensation to the achievement of pre-established financial and individual performance goals that are focused on the creation of long-term shareholder value.
Our executive compensation programs are designed to foster an ownership mentality and an entrepreneurial spirit in our management team. We try to do this by providing our executives with a substantial long-term incentive compensation component that helps to more closely align our executives’ financial interests with those of our shareholders over an extended performance period, and that otherwise encourages executives to take appropriate and measured market-responsive risk-taking actions that will facilitate our long-term growth and success.
Our board of directors would like the approval of our shareholders of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narratives in this proxy statement. Accordingly, for the reasons we discuss above, our board of directors unanimously recommends that shareholders vote in favor of the following resolution:
“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Compensation Discussion and Analysis section, compensation tables, and accompanying narratives contained in this proxy statement.”
The compensation of the named executive officers as disclosed in the Compensation Discussion and Analysis section and compensation tables and narratives contained in this proxy statement will be approved if the votes cast in favor of the proposal exceed those cast against the proposal. Abstentions and broker non-votes will not affect the voting results for this proposal.
As this is an advisory vote, the results of the vote will not be binding on our board of directors, although our Compensation Committee will consider the outcome of the vote when evaluating the effectiveness of our executive compensation programs, and our Compensation Committee will review and consider the outcome of the vote when making future compensation decisions for our named executive officers. We believe our company benefits from constructive dialogue with our shareholders on these important matters, and while we continue to reach out to our shareholders on these and other issues, we also encourage our shareholders to contact us if they would like to communicate their views on our executive compensation programs. Shareholders who wish to communicate with our non-management directors concerning our executive compensation programs should refer to the section above entitled “Contacting the Board.”
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, BY ADVISORY VOTE, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND ACCOMPANYING COMPENSATION TABLES AND NARRATIVES IN THIS PROXY STATEMENT. COMMON SHARES OR CLASS B SHARES REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND ACCOMPANYING COMPENSATION TABLES AND NARRATIVES IN THIS PROXY STATEMENT.

PROPOSAL 3— RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR FISCAL 2024
The Audit Committee has selected Deloitte & Touche LLP as the Company’s independent auditors for fiscal 2024. Although not required to be submitted to a shareholder vote, our board of directors believes it appropriate to obtain shareholder ratification of the Audit Committee’s action in appointing Deloitte & Touche LLP as the Company’s independent registered public accounting firm. Should such appointment not be ratified by our shareholders, the Audit Committee will reconsider the matter. The Audit Committee expects that the full board of directors will ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm at their first meeting after the Meeting. The Audit Committee's selection of Deloitte & Touche LLP as the Company's independent auditor for fiscal 2024 will be ratified by the Compay’s shareholders if the votes cast in favor of the proposal exceed those cast against the proposal. Abstentions and broker non-votes will not affect the voting results for this proposal.

THE BOARD RECOMMENDS THE RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2024 AND URGES EACH SHAREHOLDER TO VOTE “FOR” SUCH RATIFICATION. COMMON SHARES OR CLASS B SHARES REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTING FIRM FOR FISCAL 2024.

POLICIES AND PROCEDURES GOVERNING RELATED PERSON TRANSACTIONS
Our board of directors has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:
•a “related person” means any of our directors, executive officers or nominees for director, any immediate family members of those individuals, and any holders of more than 5% of our Common Shares or Class B Common Shares; and
•a “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant, the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.
Each of our executive officers, directors and nominees for director is required to disclose to the company certain information relating to related person transactions. Any potential related party transaction is first reviewed by the company’s General Counsel, Internal Audit Department or management to determine, among other items, whether the proposed transaction is on terms at least as favorable as could be obtained from a non-affiliated third party. If approved, the proposed transaction is then submitted to the Corporate Governance and Nominating Committee for final approval. Approval by the Corporate Governance and Nominating Committee is required before engaging in the related person transaction. The decision of the Corporate Governance and Nominating Committee whether or not to approve a related person transaction is to be made in light of the Corporate Governance and Nominating Committee’s determination of whether the transaction is in our and our shareholders’ best interests and/or whether the transaction has potential conflicts of interests. Any related person transaction must be disclosed to our Audit Committee and to our full board of directors.
Pursuant to these policies and procedures, our Corporate Governance and Nominating Committee ratified the following ongoing related person transactions:
We were provided 69 vehicles for use from time to time during fiscal 2023 by Selig Leasing Co., Inc., in respect of which we paid an aggregate of $373,000 to Selig Leasing in fiscal 2023. As in prior years, the amounts we paid to Selig Leasing did not exceed the out-of-pocket expenses incurred by Selig Leasing in providing these vehicles for our use. Allan H. Selig, one of our directors, is the chief executive officer and sole shareholder of Selig Leasing.

We lease a suite and purchase tickets for Milwaukee Brewers baseball games at American Family Field in Milwaukee, Wisconsin, for the benefit of customers, vendors, associates, significant shareholders and charitable purposes. We paid an aggregate of approximately $242,000 to the Milwaukee Brewers Baseball Club, LP in fiscal  2023. Stephen H. Marcus, our chairman of the board, is trustee of a trust that owns a minority equity interest in the Milwaukee Brewers Baseball Club, LP.
We have an administrative services agreement with Marcus Investments, LLC, which is owned by the three sons of Stephen H. Marcus, our chairman, including Gregory S. Marcus, our president and chief executive officer. The agreement provides that Marcus Investments may not invest in businesses that compete with our motion picture theatre exhibition or hotels or resorts businesses. Pursuant to the agreement, we from time to time provide various administrative support services, legal services and related equipment to Marcus Investments in support of its business. Such services are provided solely at our discretion so that the performance of these services does not interfere with or otherwise adversely affect our business or operations. Marcus Investments pays us not less than our fully-allocated direct and indirect costs and expenses for providing any such services. During fiscal 2023, Marcus Investments made aggregate payments to us of $19,000 for the provision of the aforementioned services. The agreement is subject to annual review and re-approval, by our Corporate Governance and Nominating Committee, which reapproved the agreement in February 2023. Additionally, during fiscal 2023, our theatre division licensed the Zaffiro’s pizza recipe and related intellectual property rights from an entity that is owned by Marcus Investments, LLC. During fiscal 2023, we paid such entity approximately $434,000 in licensing fees. During fiscal 2022 our leased Rochester Cinema location in Rochester, Minnesota was acquired by Berengaria Development, an entity majority-owned by Marcus Investments, LLC, as part of its acquisition of The Shoppes on Maine multi-tenant shopping center. In June 2023 Berengaria Development sold The Shoppes on Maine to an unrelated third-party. Prior to the sale during fiscal 2023, we paid Berengaria Development approximately $565,000 in rent, fees and pass-through tax payments under the terms of an existing lease agreement that commenced in 2007. Lastly, during fiscal 2023 our hotels and resorts division paid approximately $375,000 for mattresses purchased from Verlo Mattress, an entity majority-owned by Marcus Investments.

OTHER MATTERS
Deloitte & Touche LLP acted as our independent auditors during fiscal 2023 and fiscal 2022. Representatives from Deloitte & Touche LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate shareholder questions. Deloitte & Touche LLP’s fees for fiscal 2023 and fiscal 2022 are summarized in the following table:

	2023	2022
Audit Fees(1)	$932,693	$895,000
Audit-Related Fees(2)	37,500	—
Tax Fees	—	—
All Other Fees(3)	2,000	2,000
Total Fees	$972,193	$897,000
_____________________
(1)In 2022, we agreed to pay Deloitte & Touche LLP additional fees for auditing work on COVID-19 pandemic-related accounting matters.
(2)In 2023, audit-related fees include fees for services provided in connection with a registration statement filing.
(3)All other fees in 2023 and 2022 consist of fees billed in connection with an accounting research tool subscription.

Our Audit Committee pre-approves the provision of all auditing and non-audit services by our independent auditors. During our fiscal 2023 and fiscal 2022, all of the services related to the audit and other fees described above were pre-approved by our Audit Committee and none were provided pursuant to any waiver of the pre-approval requirement.
As noted in the Audit Committee Report, our Audit Committee has considered whether Deloitte & Touche LLP’s provision of non-audit services is compatible with its independence.

Delinquent Section 16(a) Reports

Our directors and executive officers are required to report their ownership of Common Shares and Class B Shares and any changes in that ownership to the SEC and the NYSE. Based upon our review of copies of the reports filed with the SEC and the representations of the persons involved, we believe that all of our directors and executive officers have complied with the requirements for fiscal 2023, except that, as a result of administrative oversight, Form 4 filings for Gregory S. Marcus, Thomas F. Kissinger and Chad M. Paris relating to restricted stock grants made on March 7, 2023 were filed on March 10, 2023.
We have filed an Annual Report on Form 10-K with the SEC for fiscal 2023, which ended on December 28, 2023. A copy of our Form 10-K (excluding exhibits) is available online at www.proxyvote.com and also through our investor relations website, investors.marcuscorp.com. In addition, we will provide to any shareholder, without charge, upon written request of such shareholder, an additional copy of such Annual Report and a copy of any other document referenced in this proxy statement as being available to a shareholder upon request. Such requests should be addressed to Thomas F. Kissinger, Senior Executive Vice President, General Counsel and Secretary, The Marcus Corporation, 100 East Wisconsin Avenue, Suite 1900, Milwaukee, Wisconsin 53202-4125.
Our board of directors does not intend to present at the Meeting any matters for shareholder action other than the matters described in the Notice of Annual Meeting. Our board of directors does not know of any other matters to be brought before the Meeting that will require the vote of shareholders. If any other business or matters properly come before the Meeting, the proxies named in the accompanying proxy will vote on such business or matters in accordance with their best judgment.
We did not receive any shareholder proposals for consideration at the Meeting. A shareholder wishing to include a proposal in our proxy statement for our 2025 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act must forward the proposal to us by December 13, 2024. In addition, a shareholder who otherwise intends to present business at our 2025 Annual Meeting of Shareholders (including nominating persons for election as directors) must comply with the requirements set forth in our By-laws. Among other things, to bring business before an annual meeting, a shareholder must give written notice thereof, complying with the By-laws, to our Secretary not later than 45 days prior to the date in the current year corresponding to the date on which we first mailed our proxy materials for the prior year’s annual meeting, or, if earlier, the later of (1) the 70th day prior to the 2025 Annual Meeting and (2) the 10th day following the day on which public announcement for the date of the 2025 Annual Meeting is first made. Accordingly, if we do not receive notice of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 prior to February 26, 2025, the notice will be considered untimely and we will not be required to present such proposal at the 2025 Annual Meeting of Shareholders. If our board of directors chooses to present such proposal at our 2025 Annual Meeting of Shareholders, the persons named in proxies solicited by the board of directors for the 2025 Annual Meeting of Shareholders may exercise discretionary voting power with respect to such proposal. In addition to satisfying the foregoing requirements under the Company’s By-laws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 24, 2025.
We have paid the cost of soliciting proxies. We expect to solicit proxies primarily by mail. Proxies may also be solicited personally and by telephone by certain of our officers and employees. We will reimburse brokers and other holders of record for their expenses in communicating with the persons for whom they hold Common Shares or Class B Shares. We do not intend to specially engage anyone to solicit proxies or to pay special compensation for that purpose, but we reserve the right to do so should we conclude that such efforts are needed.

On Behalf of the Board of Directors
Thomas F. Kissinger Senior Executive Vice President, General Counsel and Secretary
Milwaukee, Wisconsin
April 12, 2024

The Marcus Corporation

THE MARCUS CORPORATION
ATTN: THOMAS KISSINGER
100 EAST WISCONSIN AVE, STE 1900
MILWAUKEE, WI 53202-4125

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 22, 2024 for shares held directly and by 11:59 P.M. Eastern Time on May 20, 2024 for shares held in a 401(k) plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MCS2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 22, 2024 for shares held directly and by 11:59 P.M. Eastern Time on May 20, 2024 for shares held in a 401(k) plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V44189-P03942

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

THE MARCUS CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Gregory S. Marcus
02) Diane Marcus Gershowitz
03) Allan H. Selig
04) Timothy E. Hoeksema
05) Bruce J. Olson
06) Philip L. Milstein
07) Brian J. Stark
08) Katherine M. Gehl
09) Austin M. Ramirez
10) Thomas F. Kissinger

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. To approve, by advisory vote, the compensation of our named executive officers.	☐	☐	☐
3. To ratify the selection of Deloitte & Touche LLP as our independent auditor for our fiscal year ending December 26, 2024.	☐	☐	☐

NOTE: This proxy, when properly executed will be voted as directed or, if no direction is given, will be voted for the 10 director nominees indicated above and for item 2 and item 3. It will also be voted in accordance with the best judgment of the proxies named herein on any other matters that may properly come before the annual meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V44190-P03942

THE MARCUS CORPORATION
Annual Meeting of Shareholders
May 23, 2024 9:00 A.M. CDT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Gregory S. Marcus and Thomas F. Kissinger, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock and/or Class B Common Stock of THE MARCUS CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, CDT on Thursday, May 23, 2024, virtually at www.virtualshareholdermeeting.com/MCS2024, and any adjournment or postponement thereof. The shareholder(s) acknowledge(s) receipt of the Notice of Annual Meeting, the Proxy Statement, the 2023 Annual Report on Form 10-K and hereby revokes any other proxy the shareholder(s) may have executed previously for the 2024 Annual Meeting of Shareholders.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. If other matters properly come before the meeting or any adjournment or postponement thereof, the above named proxies will vote on such matters in their best judgment.

This proxy covers all the shares for which the undersigned has the right to give voting instructions to Principal Retirement & Income Solutions, Trustee of The Marcus Corporation Pension Plus Plan. This proxy, when properly executed, will be voted as directed. If voting instructions are not received by the proxy tabulator by 11:59 P.M. ET on May 20, 2024, the Trustee will be deemed to have been instructed to vote the shares held in The Marcus Corporation Pension Plus Plan in the same proportion as the shares for which the Trustee has received timely voting instructions from others.

Continued and to be signed on reverse side